UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Alpha Natural Resources, inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212

April 6, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Alpha Natural Resources, Inc. The meeting will be held on May 20, 2009, at 8:30 a.m. Eastern Time at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included are a Proxy/Voting Instruction Card and postage-paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote over the telephone or Internet or mark, sign, date and mail your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

MICHAEL J. QUILLEN
Chairman of the Board and Chief Executive
Officer

ALPHA NATURAL RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2009

The Annual Meeting of Stockholders of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) will be held at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210, on May 20, 2009 at 8:30 a.m. Eastern Time for the following purposes:

1. To elect nine directors to hold office for a one-year term expiring at the Annual Meeting in 2010 and until their respective successors are elected and qualified.

2. To amend the Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000.

3. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 23, 2009 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

If you own shares of Common Stock of Alpha Natural Resources, Inc. as of March 23, 2009, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.investorvote.com/anr and following the voting instructions provided; or

•	By calling 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

By Order of the Board of Directors

VAUGHN R. GROVES
Senior Vice President, Secretary and General Counsel

IMPORTANT NOTICE: REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 20, 2009

The proxy statement, annual report on Form 10-K and related materials are available at http://materials.proxyvote.com/02076X.

April 6, 2009
Abingdon, Virginia

ALPHA NATURAL RESOURCES, INC.

PROXY STATEMENT
Annual Meeting To Be Held on May 20, 2009

INFORMATION ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?

The Board of Directors (“Board”) of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) is soliciting proxies to be voted on its behalf at the 2009 Annual Meeting of Stockholders. This document includes information about the issues to be voted upon at the Annual Meeting.

We intend to begin mailing these proxy materials, together with our Annual Report on Form 10-K for the year ended December 31, 2008, on or about April 6, 2009 to all stockholders of record at the close of business on March 23, 2009, which our Board determined to be the record date for the Annual Meeting. On March 23, 2009, there were 70,875,908 shares of our Common Stock outstanding.

Can I Obtain an On-line Version of the Proxy Materials?

This proxy statement, the annual report on Form 10-K and related materials are available on-line at http://materials.proxyvote.com/02076X.

Where and When Is the Annual Meeting?

The Annual Meeting will take place on May 20, 2009, at The Martha Washington Inn located at 150 West Main Street, Abingdon, Virginia 24210. The meeting will begin at 8:30 a.m. Eastern Time.

What Am I Voting on?

We are aware of three items to be voted on by stockholders at the Annual Meeting:

•	Election of nine directors: Mary Ellen Bowers, John S. Brinzo, Hermann Buerger, Kevin S. Crutchfield, E. Linn Draper, Jr., Glenn A. Eisenberg, John W. Fox, Jr., Michael J. Quillen, and Ted G. Wood;

•	Certificate of Amendment to Restated Certificate of Incorporation: To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000; and

•	Independent Auditors: Approval of a proposal to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2009.

How Many Votes Do I Have?

You have one vote for each share of our Common Stock that you owned at the close of business on March 23, 2009. These shares include shares held directly in your name as the “stockholder of record,” and shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I Am a Stockholder of Record, How Can I Vote My Shares?

You can vote by proxy or in person.

How Do I Vote by Proxy?

If you are a stockholder of record, you may vote your proxy by telephone, Internet or regular mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting Your Proxy by Telephone. In the U.S., Canada and Puerto Rico, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, seven days a week, up through the last business day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting Your Proxy by Internet. You can also choose to vote via the Internet. The web site for record holders to Internet vote is on your proxy card. Internet voting is also available 24 hours a day, seven days a week, up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting Your Proxy by Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the enclosed proxy card (your “proxies”) will vote your shares in the manner you indicate at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you vote by telephone or Internet and choose to vote with the recommendation of our Board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nine nominees for director, “FOR” amending the Company’s Restated Certificate of Incorporation, and “FOR” ratifying the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009.

If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this document went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this document.

May I Revoke My Proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy;

•	Notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Vote in person at the Annual Meeting.

How Do I Vote in Person?

If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.

If I Hold Shares in Street Name, How Can I Vote My Shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

What Vote Is Required to Approve Each Proposal?

•	Election of nine directors (Proposal 1). The nine nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected. If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

•	Approval of the proposal to amend the Company’s Restated Certificate of Incorporation (Proposal 2). The affirmative vote of a majority of the shares of Common Stock entitled to vote on the subject matter is required to approve the proposal to amend the Company’s Restated Certificate of Incorporation.

•	Approval of the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009 (Proposal 3). The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009.

In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the issued and outstanding shares of our Common Stock are present at the meeting, either in person or by proxy. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, although they may vote their clients’ shares on “routine” proposals, such as the election of directors (Proposal 1), the proposal to amend the Company’s Restated Certificate of Incorporation (Proposal 2), and the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009 (Proposal 3). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Abstentions will not be counted in the calculation of the vote to elect directors, but will have the same effect as negative votes with respect to the other proposals. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

Who Is Paying for the Costs of Soliciting These Proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail or other electronic means or in person. Additionally, The Altman Group has been retained by us to aid in the solicitation of proxies, at an estimated cost of $9,500, plus reimbursement of out-of-pocket expenses.

Where Can I Find the Voting Results of the Meeting?

We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we expect to file in

August 2009. You can obtain a copy of the Form 10-Q by logging on to our website at www.alphanr.com, by calling the Securities and Exchange Commission (“SEC”) at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this document.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our governing instruments, our Board has nominated the nine current directors listed below for reelection at this year’s Annual Meeting to serve a one-year term expiring at the Annual Meeting in 2010 and until their respective successors are elected and qualified. Each of the nominees has consented to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Director Nominees

The following information is furnished with respect to each of the nominees for election at the Annual Meeting.

Mary Ellen Bowers Age 52	Ms. Bowers has been a member of our Board since May 2007 and is currently a member of each of our Audit and Nominating and Corporate Governance Committees. Ms. Bowers has also served as the Vice President Corporate Development of Marriott Construction, Inc., a construction company, since December 2008. Ms. Bowers is principal of MEB Solutions, LLC, a business consulting firm, and is a professor at the University of Wisconsin, teaching Executive Leadership within the Business School Masters Program. From November 2004 to June 2007, Ms. Bowers served as Executive Vice President, Corporate Development of Manitowoc Company, Inc. (“Manitowoc”), a manufacturer of engineered capital goods and support services. Prior to joining Manitowoc, Ms. Bowers served as Vice President & General Manager, Forged Aerospace & Industrial Products at Alcoa Inc., a producer and manager of primary aluminum, fabricated aluminum and alumina facilities (“Alcoa”), from 2001 to 2004. Ms. Bowers’ service at Alcoa began in 1981 where she served in various positions, including engineering, finance and marketing with key leadership roles as Director, Alcoa Global, Business Design and Vice President & Director, Strategic Planning & Information Technology.

John S. Brinzo Age 67	Mr. Brinzo has been a member of our Board since October 2006 and is currently a member of each of our Audit and Nominating and Corporate Governance Committees. From 1969 until May 2007, Mr. Brinzo was affiliated with Cliffs Natural Resources Inc., North America’s largest producer of iron ore pellets (“CNR”). At CNR, he served in various senior management positions, including Chief Financial Officer and Chief Executive Officer, a position he retired from in September 2006. In 2000, he was named as CNR’s chairman of the board of directors and served as such until May 2007. Mr. Brinzo served as chairman of the National Mining Association from 2004 to 2006. Currently, Mr. Brinzo is a director, member of the audit committee and chairman of the compensation and management development committee of Brink’s Home Security Holdings, Inc., a global security services company; a director and member of the nominating and corporate governance and compensation committees of AK Steel Holding Corporation, a North American steel manufacturing company; and a director and chairman of the audit committee and member of the personnel & compensation committee of Delta Air Lines, Inc., an air transportation company.

Hermann Buerger Age 65	Mr. Buerger has been a member of our Board since February 2008 and is currently a member of our Audit Committee and the Safety, Health and Environmental Committee. Until 2004, Mr. Buerger was the Regional Board Member and CEO of the Americas, Commerzbank AG, where he held various senior management positions. Mr. Buerger currently serves as a director and chairman of the audit committees for EMS Technologies, Inc., a company which designs and manufactures wireless, satellite and defense solutions, and Sapient Corporation, a consulting company. He also served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil, from 2002 to 2004, and of the Advisory Board of the Wharton Real Estate Center, from 1997 to 2004.

Kevin S. Crutchfield Age 48	Mr. Crutchfield has served as our President since January 2007 and as a member of our Board since November 2007. Prior to that time, Mr. Crutchfield served as our Executive Vice President since our formation in November 2004. Mr. Crutchfield joined the Alpha management team as the Executive Vice President of Alpha Natural Resources, LLC and Vice President of ANR Holdings, LLC in March 2003, and also served as the Executive Vice President of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of our subsidiaries in December 2005. From June 2001 through January 2003, he was Vice President of El Paso Corporation, a natural gas and energy provider, and President of Coastal Coal Company, a coal producer and affiliate of El Paso Corporation acquired by Alpha in 2003. Prior to joining El Paso, he served as President of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer, including President and Chief Executive Officer. Before joining AEI Resources, he served as the Chairman, President and Chief Executive Officer of Cyprus Australia Coal Company (“Cyprus”) and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, a coal mining company (“Pittston”), in various operating and executive management positions from 1986 to 1995, including as Vice President Operations prior to joining Cyprus.

E. Linn Draper, Jr. Age 67	Mr. Draper has been a member of our Board since our formation in November 2004 and is currently Lead Director, Chairman of our Compensation Committee and a member of the Safety, Health and Environmental Committee. Mr. Draper joined American Electric Power (“AEP”), an electric utility company, as President in 1992 and served as the Chairman, President and Chief Executive Officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as its chairman of the board of directors, and President and Chief Executive Officer from 1987 to 1992. He serves as a director of Temple-Inland Inc., a building products and corrugated packaging company (serving as chairman of the human resources committee and as lead director); TransCanada Corporation, a pipeline and power generation company (serving as chairman of the health, safety and environment committee and as a member of their human resources committee); and Alliance Data Systems, Inc., a data management and transaction processing company (serving as a member of the human resources committee). Mr. Draper is also non-executive chairman of the board of directors of NorthWestern Corporation, an electric and gas utility.

Glenn A. Eisenberg Age 47	Mr. Eisenberg has been a member of our Board since the 2005 Annual Meeting and is currently Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Eisenberg currently serves as Executive Vice President, Finance and Administration of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components and a provider of related products and services. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as President and Chief Operating Officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the President — Test Instrumentation Segment and Executive Vice President for United Dominion Industries from 1998 to 1999. Mr. Eisenberg also serves as a director and chairman of the audit committee of Family Dollar Stores, Inc., owners and operators of discount stores throughout the United States.

John W. Fox, Jr. Age 61	Mr. Fox has been a member of our Board since our formation in November 2004 and is currently Chairman of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Mr. Fox served as Senior Vice President, Coal Services for Norfolk Southern Company, a railroad operator, from April 2001 until his retirement in November 2003, and as Senior Vice President Coal Marketing from December 1999 to April 2001. Mr. Fox began his career with a predecessor of Norfolk Western Railroad Company in 1969.

Michael J. Quillen Age 60	Mr. Quillen has served as our Chief Executive Officer and a member of our Board since our formation in November 2004 and served as our President until January 2007. He was named Chairman of the Board in October 2006 and is currently a member of the Safety, Health and Environmental Committee. Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha Natural Resources, LLC, our top-tier operating subsidiary, in August 2002, and has served as Chief Executive Officer of Alpha Natural Resources, LLC since January 2003. He also served as the President and a member of the board of directors of ANR Holdings, LLC, our former top-tier holding company, from December 2002 until ANR Holdings, LLC was merged with another of our subsidiaries in December 2005, and as the Chief Executive Officer of ANR Holdings, LLC from March 2003 until December 2005. From September 1998 to December 2002, Mr. Quillen was Executive Vice President — Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was also responsible for the development of AMCI’s Australian properties. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including as Vice President — Operations of Pittston, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President — Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and Manager of Mid-Vol Leasing, Inc. Mr. Quillen serves on the board of directors and as a member of the ethics, environment, safety and health committee and the finance committee of Martin Marietta Materials, Inc., a leading producer of construction aggregates in the United States.

Ted G. Wood Age 71	Mr. Wood has been a member of our Board since January 2006 and is currently Chairman of our Safety, Health and Environmental Committee and a member of our Compensation Committee. He also served as President of The United Company’s operating companies from 1998 until his retirement in 2002. Additionally, Mr. Wood served as Vice Chairman of The United Company from January 2003 until August 2003. From 1994 to 1995, Mr. Wood was President and Chief Executive Officer of KV Pharmaceutical Co. in St. Louis, Missouri. Prior to that time, he held executive positions with several pharmaceutical companies, acting as President of Boehringer Mannheim Pharmaceutical Corporation from 1992 to 1993, Executive Vice President of marketing and sales for SmithKline Beecham Corporation from 1990 to 1991 and President of Beecham Laboratories, U.S.A. from 1988 to 1989. Mr. Wood currently serves on the board of directors of King Pharmaceuticals, Inc. (serving as a member of their compensation and human resources committees). Mr. Wood served as a director of Pozen Inc., a pharmaceutical company, from 2000 until 2006 and was a member of its compensation committee.

Required Vote

As set forth in Section 2.05 of our bylaws, the nine nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent directors on our Board and to have only independent directors on each of our Audit, Compensation and Nominating and Corporate Governance Committees under existing New York Stock Exchange (“NYSE”) rules and, with respect to the Audit Committee, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and rules adopted under that act.

Our Nominating and Corporate Governance Committee undertook an annual review of director and director-nominee independence in February 2009. The purpose of this review was to determine whether any relationships or transactions involving the directors and director-nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards in the NYSE rules and our Corporate Governance Practices and Policies and, with respect to Audit Committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our Board has determined that each of Messrs. Brinzo, Buerger, Draper, Eisenberg, Fox, and Wood and Ms. Bowers qualify as “independent” under the independence standards set forth in the NYSE rules, and that Ms. Bowers and each of Messrs. Brinzo, Buerger, and Eisenberg (the members of the Audit Committee) also qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Our Corporate Governance Practices and Policies require our Board to have regularly scheduled meetings during the year at which only the non-management directors are present, and provide that, at their discretion, the non-management directors can appoint one of their members to act as a chairman to preside at these meetings. The non-management members of our Board held five meetings during 2008 at which only the non-management directors were present, and Mr. Draper, our Lead Director, acted as chairman at each of these meetings.

Lead Director

In October 2006, Mr. Quillen, our Chief Executive Officer, was appointed Chairman of the Board. Under our Corporate Governance Practices and Policies, in the event the director serving as Chairman of the Board is not independent, our Board must designate one of its independent members who has served on our Board for at least one year to serve as Lead Director of the Board with the following specific duties: (i) principal liaison between our Board and Chairman of the Board and between our Board and stockholders, (ii) preside over all Board meetings at which the Chairman is not present, including executive sessions and meetings of non-management and/or independent directors, (iii) approve with our Chairman the schedule and agendas for our Board meetings, (iv) authority to direct the Chief Executive Officer or the Secretary to call, as do other directors on our Board, special Board meetings; (v) authority to consult directly with major stockholders, when requested and appropriate to do so; and (vi) perform such other duties as may from time to time be delegated to the Lead Director by our Board. In October

2006, Mr. Draper was appointed Lead Director by our Board and his appointment to this position was recently re-approved in February 2009 by our Board.

Committees of the Board of Directors

Our Board has four standing committees: (i) an Audit Committee, (ii) a Compensation Committee (iii) a Nominating and Corporate Governance Committee and (iv) a Safety, Health and Environmental Committee. Each of these committees operates under a written charter adopted by our Board, copies of which are available on our website at www.alphanr.com.

Audit Committee

Our Audit Committee currently consists of four directors: Ms. Bowers and Messrs. Brinzo, Buerger, and Eisenberg. The Audit Committee provides assistance to our Board in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the Audit Committee Charter, the committee is generally responsible for:

•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;

•	Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor;

•	Reviewing our press releases, as well as financial information and earnings guidance, if given, provided to analysts and rating agencies; and

•	Reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with our Code of Business Ethics.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of the SEC rules and under the current listing standards of the NYSE. Further, our Board has determined that all members of the committee are independent, within the meaning of SEC and NYSE regulations, and that Ms. Bowers and each of Messrs. Buerger, Brinzo and Eisenberg qualify as an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee currently has three members: Messrs. Draper, Fox and Wood. The Compensation Committee is generally responsible for assisting our Board in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. Among other things, our Compensation Committee is responsible for:

•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluating his performance in light of these goals and objectives;

•	Reviewing and approving the compensation, including salary, bonuses and benefits, of our Chief Executive Officer, other executive officers and directors, including any employment agreements or similar arrangements, and recommending ratification and approval, in the case of our Chief Executive Officer’s compensation, to the independent members of the Board; and

•	Reviewing and making recommendations to our Board with respect to incentive compensation plans and equity-based plans, and administering the plans.

Under its charter, our Compensation Committee is authorized to delegate its responsibilities to one or more subcommittees, other Board members, and Company officers subject to, and in accordance with, restrictions set forth in the charter. Under the terms of the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan and the Amended and Restated 2004 Long-Term Incentive Plan, our Compensation Committee is authorized to administer the plans and may delegate its authority thereunder to another committee of the Board or to an appropriate officer of Alpha, in accordance with law and the terms of such plans. Additionally, our Annual Incentive Bonus Plan permits our Compensation Committee, with respect to participants who it determines are not likely to be subject to Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), to delegate its powers and authority under the plan to our officers as it deems necessary or appropriate. Our Compensation Committee has delegated to our Chief Executive Officer the authority to grant awards to non-executive employees under the 2005 Long-Term Incentive Plan. Additionally, our committee has delegated to the Chief Executive Officer the authority to determine cash bonus award opportunities and awards paid to our non-executive employees under the Annual Incentive Bonus Plan.

In addition, our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.

Role of Executive Management in Determining Executive Compensation.  Our Compensation Committee works with our management team in reviewing compensation matters and setting compensation for our executives, as more fully described in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Compensation of Executive Officers.  As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our Compensation Committee reviews, among other items, each of the key components of compensation — base salary and short- and long-term incentives, both within Alpha and as compared to peers and survey data to determine whether each of these components is in line with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee then determines the compensation for all key executives and recommends ratification and approval, in the case of our Chief Executive Officer’s compensation, to the independent members of our Board.

Process for Determining Non-Employee Director Compensation.  Our Compensation Committee makes recommendations to the Board regarding Board compensation and benefits for non-employee directors, including cash, equity-based awards and other compensation. In determining non-employee director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee directors, and (iv) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to Board obligations. If, after the annual review of non-employee director compensation by our Compensation Committee, the committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.

Outside Executive Compensation Consultants.  In November 2007, the Compensation Committee determined to directly retain Deloitte Consulting LLP (“Deloitte”), outside compensation consultants, to assist the committee and to perform functions in connection with executive compensation matters for the committee annually including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g. sum of base salary, annual bonus and long-term incentive opportunity); (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether “pay mix” of key executives’ compensation is appropriate and competitive, (iv) comparing Alpha’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practice and institutional investor guidelines, (v) comparing Alpha’s expense for stock-based compensation to its peer companies, (vi) evaluating appropriateness of welfare and perquisite programs, (vii) advising the committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment and regulatory changes, (viii) review management proposals on behalf of the Compensation Committee, (ix) informing the committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (x) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (xi) providing the committee with regular updates regarding changes in regulatory and legislative developments.

Under the terms of the current engagement letter between Deloitte and the Compensation Committee, Deloitte may be retained by management to periodically assist with special projects related to other non-executive employee compensation and benefits matters. In order to ensure that Deloitte is able to provide objective advice on executive and non-employee director compensation matters, as described above, the engagement letter with Deloitte provides that upon receiving a request for assistance by management, Deloitte will notify the Compensation Committee of such request, and seek prior approval from the Compensation Committee before commencing any work on behalf of management. Deloitte has also agreed, upon request, to assist the Compensation Committee in preparing a summary of all work performed by other Deloitte affiliates for the Company, including amounts billed by all Deloitte affiliates. Furthermore, if, in Deloitte’s opinion, a conflict of interest arises that could cause its independence to be impaired, Deloitte will immediately advise the Compensation Committee of such conflict. Deloitte has assured our Compensation Committee and management that it has established internal procedures to safeguard the objectivity of its advice to our Compensation Committee.

For more information regarding our Compensation Committee’s processes to determine executive officer compensation and the role of our outside compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently has four members: Ms. Bowers and Messrs. Brinzo, Eisenberg, and Fox. The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and executive officers and selecting, or recommending that the Board select, director nominees for election to our Board and its committees. Our Nominating and Corporate Governance Committee is also generally responsible for:

•	Developing and recommending governance policies and procedures for our Board and monitoring compliance with our Corporate Governance Practices and Policies;

•	Considering questions of independence and possible conflicts of interest that may affect directors;

•	Leading our Board in its annual review of its performance;

•	Making recommendations regarding committee purpose, structure and operation; and

•	Overseeing and approving a management continuity planning process.

Director Nomination Procedures.  Pursuant to our Corporate Governance Practices and Policies and the committee’s charter, our Nominating and Corporate Governance Committee reviews the qualifications of proposed nominees for director to serve on our Board and recommends nominees to our Board. Our Board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the Board, using information provided by the committee.

Our Chief Executive Officer, members of our Nominating and Corporate Governance Committee, and other members of our Board are the primary sources for the identification of prospective director nominees. Our Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates and the committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws.

In order for a stockholder to recommend a prospective nominee for election to our Board at an Annual Meeting, our bylaws require the stockholder to be entitled to vote at the meeting, to provide a written notice to our Corporate Secretary including information specified in our bylaws and to be a stockholder of record at the time of giving the notice. See “Stockholders’ Proposals and Nominations for 2010 Annual Meeting” for a description of the procedures, required contents and applicable deadlines for the stockholders’ submission of director candidate recommendations.

Director and Board Qualifications.  We believe that our Board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations. We recognize the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. In selecting individual Board candidates, we are mindful of our overall goal to have a Board that excels in the following areas:

•	Respected within the industry and our markets;

•	Proven leaders in the communities in which we do business;

•	Experienced managers;

•	Visionaries for the future of our business;

•	Able to effectively handle crises and minimize risk;

•	Dedicated to sound corporate governance; and

•	Collegial.

We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. On an individual basis, we believe that our directors should have the following qualities:

•	Strength of character;

•	Maturity of judgment;

•	Independence of thought;

•	Accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert”);

•	Technical expertise;

•	Familiarity with our business, industry and competition;

•	General business acumen; and

•	Critical thinking.

A majority of our directors must meet the criteria for independence required by the SEC and NYSE and such candidates should be free from any relationship with management or Alpha which would create a conflict of interest or compromise their independent judgment.

Our Nominating and Corporate Governance Committee periodically reviews with our Board and each committee the requisite skills and characteristics of individual directors as well as the composition of our Board as a whole. From time to time, we may seek to enhance our Board with one or more members who possess a specific niche area of experience or expertise.

Once our Nominating and Corporate Governance Committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.

While our Nominating and Corporate Governance Committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our Nominating and Corporate Governance Committee may also personally interview (and suggest that other members of our Board interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, our Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the Board determines the nominees after considering the recommendation and report of the committee.

Messrs. Brinzo, Buerger, Crutchfield, Draper, Eisenberg, Fox, Quillen, Wood and Ms. Bowers were each recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting. All of these nominees are current directors of Alpha.

Safety, Health and Environmental Committee

In May 2008, our Board formed the Safety, Health and Environmental Committee. Our Safety, Health and Environmental Committee currently has four members: Messrs. Buerger, Draper, Quillen and Wood. The Safety, Health and Environmental Committee provides oversight of the Company’s performance regarding protection of occupational health and safety and the environment, including: (i) the Company’s compliance with safety, health and environmental and regulatory requirements; (ii) the Company’s promulgation and enforcement of policies, procedures and practices relative to protection of the safety and health of employees, contractors, customers, the public and the environment; (iii) plans, programs and processes established by the Company to evaluate and manage safety, health and environmental risks to its business, operations, and products; (iv) the Company’s response to significant safety, health and environmental public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance, or public image of the Company or the industry; and (v) such other duties as assigned to it from time to time by the Board.

Director Attendance

During 2008, our Board held 19 meetings and our Board committees held the following meetings: (i) Audit Committee, nine meetings, (ii) Compensation Committee, eight meetings, (iii) Nominating and Corporate Governance Committee, three meetings, and (iv) Safety, Health and Environmental Committee, one meeting. Under our Corporate Governance Practices and Policies, directors are expected to attend Board meetings and meetings of committees on which they serve in person or by conference telephone, and directors are encouraged to attend the Annual Meeting. Each of our directors attended greater than 90% of the aggregate of the total number of Board meetings and 100% of the aggregate total number of committee meetings held in 2008 during the period for which he or she was a director and served on the applicable committee and each of our directors attended our 2008 Annual Meeting.

Compensation of Our Directors

Director Compensation (2008)

The following table sets forth information concerning the compensation paid by us to our non-employee directors for the year ended December 31, 2008.

	Fees Earned or	Stock
	Paid in Cash	Awards(2)	Option Awards(3)	Total
Name(1)	($)	($)	($)	($)
Mary Ellen Bowers	95,000	58,717	—	153,717
John S. Brinzo	79,333	58,717	—	138,050
Hermann Buerger	—(4)	230,412	—	230,412
E. Linn Draper, Jr.	—(4)	158,550	12,540	171,090
Glenn A. Eisenberg	116,333	58,717	16,540	191,590
John W. Fox, Jr.	46,667(4)	105,383	12,540	164,590
Ted G. Wood	107,333	58,717	—	166,050

(1)	Mr. Quillen is Chairman of the Board and a member of the Safety, Health and Environmental Committee, and Mr. Crutchfield is a member of the Board. Messrs. Quillen’s and Crutchfield’s compensation is reported in the Summary Compensation Table and the other tables set forth herein. They do not receive any additional compensation in connection with their respective service on Alpha’s Board.

(2)	The values set forth in this column relate to restricted stock awards that were granted on May 14, 2008 to Messrs. Brinzo, Buerger, Draper, Eisenberg, Fox and Wood and Ms. Bowers, and on February 29, 2008 to Mr. Buerger, and share units awarded to Messrs. Draper, Buerger and Fox as also described below in footnote 4. The values are based on the amounts recognized for financial statement reporting purposes in 2008 computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123R”) (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 2(q) and Note 16(e) of the consolidated financial statements in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 regarding assumptions underlying the valuation of restricted stock awards, which was filed with the SEC on February 27, 2009 (“Form 10-K”).

As of December 31, 2008, Messrs. Draper, Eisenberg, Fox, and Wood each held 6,514 shares of restricted stock, Mr. Brinzo held 7,265 shares of restricted stock, Ms. Bowers held 5,164 shares of restricted stock and Mr. Buerger held 2,175 shares of restricted stock. The grant date fair value of each restricted stock award granted on May 14, 2008, computed in accordance with FAS 123R, was $12,510 for Mr. Buerger, $50,041 for Messrs. Draper, Eisenberg, Fox and Wood and Ms. Bowers, $29,191 for Mr. Brinzo, and the grant date fair value of the restricted stock award granted to Mr. Buerger on February 29, 2008, computed in accordance with FAS 123R, was $80,026.

In 2008, 2,363 share units were credited to Mr. Draper’s share unit account, 1,053 share units were credited to Mr. Fox’s share unit account and 2,509 share units were credited to Mr. Buerger’s share unit account. The aggregate fair value of each of Messrs. Draper’s, Fox’s and Buerger’s share units awarded in 2008 was $99,827, $46,677 and $99,992, respectively. The number of share units granted on each payment date was determined by dividing the cash fees deferred on such date by the closing market price of Alpha’s Common Stock on that date. Messrs. Draper, Fox and Buerger held share units in the amount of 10,102, 4,445 and 2,509, respectively, as of December 31, 2008. See Note 2(q) and Note 16(e) of the consolidated financial statements of the Form 10-K for further information relating to these awards.

(3)	The values set forth in this column relate to nonqualified stock options that were granted on February 14, 2005 and April 27, 2005. The values are based on the amount recognized for financial statement reporting purposes in 2008 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 3(q) of the consolidated financial statements in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 29, 2008, and Note 2(q) and Note 16(e) of the consolidated financial statements of the Form 10-K, regarding assumptions underlying the valuation of stock option awards.

As of December 31, 2008, Messrs. Draper and Eisenberg each held options to purchase 10,000 shares and Mr. Fox held an option to purchase 4,000 shares. There were no option grants to non-employee directors in 2006, 2007 or 2008.

(4)	$99,833, $46,667 and $100,000 of the cash fees earned by each of Messrs. Draper, Fox and Buerger, respectively, for service on our Board in 2008 were deferred and converted into share unit accounts established under the Director Deferred Compensation Agreement (as amended and restated, the “Deferred Compensation Agreement”) of the 2005 Long-Term Incentive Plan. Upon termination of such director’s service on our Board, Alpha will distribute the director’s share unit account to the director in the form of shares of our Common Stock, which shares will be issued under the 2005 Long-Term Incentive Plan and in accordance with the terms and conditions of such plan and the Deferred Compensation Agreement.

Additional Information Regarding Our Director Compensation Table

Annual Fees.  Directors who are not determined to be independent directors, do not receive additional compensation for serving as directors. Messrs. Quillen and Crutchfield are not independent based on their respective positions as our Chief Executive Officer and our President. Messrs. Quillen’s and Crutchfield’s compensation is reported in the Summary Compensation Table and the other tables set forth herein.

Independent directors receive (i) $40,000 as an annual retainer, (ii) a $2,000 per-meeting fee for attendance at Board meetings, (iii) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings, (iv) a $10,000 annual retainer for service as the chairman of the Audit Committee and a $5,000 annual retainer for service as the chairman of any other Board committee, (v) a $12,500 annual retainer for service as the Lead Director of our Board, (vi) upon joining the Board, an initial, one-time grant of restricted stock with a fair market value of approximately $80,000 on the grant date, and (vii) thereafter, an annual grant of restricted stock with a fair market value of approximately $50,000 for each subsequent year of service (which will be adjusted to $60,000 effective this Annual Meeting). Additionally, each director is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings or any committee thereof, and customary directors’ indemnification.

Director Deferred Compensation Agreement.  Under the 2005 Long-Term Incentive Plan, our Compensation Committee adopted the Deferred Compensation Agreement to incentivize nonemployee directors by allowing them to defer all or a portion of any of their cash fees, including their annual retainer, meeting fees or other amounts earned for services performed as a member of our Board or any of its committees. Under the Deferred Compensation Agreement, any compensation that would be payable in cash may be deferred in the form of share units or cash, at the director’s election. Any deferred amounts held in an account of share units will receive the value of any dividends on the units held in the account as if such units were actual shares on a dividend record date. Deferred amounts held in a cash account will earn interest annually at the Moody’s AAA or such other rate as determined by our Compensation Committee.

Except as provided below, upon the director’s termination from service (a “Separation from Service”), we will distribute the director’s share unit account to the director in the form of shares in a lump sum on the six month anniversary of the date of the director’s Separation from Service (or, if sooner, the date of death).

Except as provided below, upon the director’s Separation from Service, we will distribute the director’s cash account to the director in the form of cash in a lump sum on the six month anniversary of the date of the director’s Separation from Service (or, if sooner, the date of death).

In the event of a “change in control” (as defined in the Director Compensation Agreement), the director (or his estate) will receive the value of the shares and cash in the accounts in the form of a single lump-sum cash payment within 30 days of such change in control.

The Deferred Compensation Agreement is an unfunded and unsecured liability of Alpha, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of Alpha with respect to the benefits. During 2008, Messrs. Draper, Fox and Buerger deferred a portion of their compensation in accordance with the terms of the Deferred Compensation Agreement.

Restricted Stock.  From 2006 through 2008, as part of our director compensation arrangements, our Board granted restricted stock awards to our non-employee directors under the 2005 Long-Term Incentive Plan. When issued, restricted shares of our Common Stock held by our non-employee directors are unvested and subject to forfeiture in the event the director breaches certain confidentiality covenants set forth in the restricted stock agreements. All of the shares issued to our non-employee directors have been granted pursuant to restricted stock agreements that provide for vesting six months following the cessation of a director’s service on our Board. In addition, all unvested shares automatically vest immediately prior to a “change in control” (as defined in the agreement), or if the director ceases to serve as a member of the Board as a result of permanent disability or death.

Stock Options.  In 2005, the Board granted non-qualified stock options to our non-employee directors under the 2005 Long-Term Incentive Plan. Each outstanding stock option issued to our directors has been granted pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date while the director continues to serve on our Board. The options generally have an exercise period of ten years from the grant date. The option agreements provide that, in the event of a termination, other than for death, disability, normal retirement or upon a change in control, then-vested options will be exercisable by the optionee within the lesser of (i) the 90-day period commencing on the first day after the non-employee director’s last day of service or (ii) the remaining term of the option. Upon an optionee’s termination as a result of death or disability, then-vested shares will remain exercisable for the lesser of (i) the one-year period commencing on the first day after the non-employee director’s last day of service or (ii) the remaining term of the option. Upon termination as a result of retirement at or after an optionee’s normal retirement age, then-vested shares shall remain exercisable for the lesser of (i) the three-month period commencing on the first day after the retirement date (or, if such director dies during such three-month period, then the one-year period after such termination date) or (ii) the remaining term of the option. Additionally, the option agreement provides that any unvested options will vest immediately prior to the consummation of a “change in control” (as defined in the agreement), unless previously cancelled and forfeited.

For the meanings of some of the defined terms used in the 2005 Long-Term Incentive Plan and the related agreements, see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Director Stock Ownership Guidelines.  The Board adopted stock ownership guidelines applicable to Alpha’s non-employee directors and executives effective October 26, 2006 (the “Guidelines”). Non-employee directors are encouraged to accumulate and maintain equity ownership in Alpha having a value of no less than three times the director’s annual cash Board retainer within five years of the effective date of the Guidelines, or on or before October 26, 2011. In determining if a director has satisfied this Guideline, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any equity grants to such director that may remain unvested. To the extent a director is elected, appointed or otherwise named to such position subsequent to the effective date of the Guidelines, the five-year period referred to above will begin as of the date such director is elected, appointed, or otherwise named to such position. For purposes of the Guidelines, equity ownership is measured at the end of each fiscal year of the Company, based on the average daily stock price of our Common Stock during the month of December in each such fiscal year. The Nominating and Corporate Governance Committee is responsible for the administration and interpretation of the Guidelines. For a description of the stock ownership guidelines applicable to executive officers, see “Executive Compensation — Compensation Discussion and Analysis.”

Communications with the Board

Stockholders and other parties interested in communicating directly with our Board, a Board committee, the non-management directors, the independent directors or with an individual director may do so by sending an email to vgroves@alphanr.com or writing to our Board of Directors, Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, VA 24212, Attention: Vaughn R. Groves, General Counsel. Communications should specify the addressee(s) and the general topic of the communication. Our General Counsel will forward all of such communications to the appropriate addressee(s). Additionally, we have established a separate procedure which allows individuals to submit concerns about our accounting, financial reporting, internal accounting controls and auditing matters openly, confidentially or anonymously. Our Audit Committee has authorized the retention of an outside, third-party vendor, Shareholder.com, to which concerns regarding these matters may be reported. Individuals wishing to submit concerns about any accounting or auditing matters can contact Shareholder.com toll-free, at (866) 259-2480, via email at anr@openboard.info or via the internet at www.openboard.info/anr.

Concerns relating to possible violations of our Code of Business Ethics should be reported pursuant to the procedures outlined in that code, a copy of which is available on our website at www.alphanr.com.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position

Michael J. Quillen	60	Chairman of the Board and Chief Executive Officer
Kevin S. Crutchfield	48	President
Eddie W. Neely	57	Executive Vice President, Chief Financial Officer, Assistant Secretary and Controller
Joachim V. Porco	54	Senior Vice President
Randy L. McMillion	52	Executive Vice President and Chief Operating Officer
Vaughn R. Groves	52	Senior Vice President, Secretary and General Counsel
Gary W. Banbury	56	Senior Vice President - Administration
Philip J. Cavatoni	45	Treasurer and Executive Vice President - Finance and Strategy

Each officer serves at the discretion of our Board and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our current directors, director nominees, or executive officers.

Set forth below is a description of the background of the persons named above, other than Messrs. Quillen and Crutchfield, whose background is provided above in “Proposal 1 — Election of Directors:”

Eddie W. Neely has served as our Executive Vice President and Chief Financial Officer since February 2009 and our Vice President and Controller since our formation in November 2004. Mr. Neely joined the Alpha management team as the Secretary of Alpha Natural Resources, LLC in August 2002, and has also served as Vice President and Controller of Alpha Natural Resources, LLC since March 2003. From August 1999 to August 2002, he served as Chief Financial Officer of White’s Fresh Foods, Inc., a family-owned supermarket chain. Prior to joining White’s Fresh Foods, Inc., from October 1997 to August 1999, Mr. Neely was Controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed, and operated assisted living facilities for the elderly. Mr. Neely served as Director of Accounting for The Brink’s Company from January 1996 until October 1997, and held various accounting and finance positions with Pittston and its subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.

Joachim V. Porco has served as our Senior Vice President since February 2009, Vice President from September 2006 until February 2009, and President of our subsidiary, Alpha Coal Sales Co., LLC, since September 2006. In 1996, he joined AMCI, where he was responsible for all international coal sales. In 2003, concurrent with our acquisition of AMCI’s U.S. coal production and marketing assets, Mr. Porco was appointed head of Alpha Energy Global Marketing, LLC. The following year he was named Executive Vice President of Metallurgical and Export Coal Sales at Alpha Coal Sales Co., LLC. Mr. Porco began his career in the coal industry with CONSOL Energy Inc., a coal producer and supplier, in 1974, where he held a number of finance and sales positions.

Randy L. McMillion has served as our Executive Vice President and Chief Operating Officer since February 2009 and Vice President of Operations from April 2007 to February 2009. In May 2005, he joined Alpha as the President and Manager of our subsidiary, Brooks Run Mining Company, LLC, in charge of all southern West Virginia mining operations of Alpha until he was promoted, in March 2006, to Vice President of our subsidiary, Alpha Natural Resources, LLC. From October 1999 to May 2005, Mr. McMillion held positions with Foundation Coal Holdings, Inc. (and its predecessor — RAG American Coal), a coal producer and supplier, including President of Rockspring Development from June 2004 to May 2005, RAG American Coal — Vice President of Riverton Coal Production from April 2002 to June 2004, RAG American Coal — Senior Vice President of Eastern Operations from October 2001 to April 2002, and RAG American Coal — President of Rockspring Development from October 1999 to October 2001. Prior to October 1999, Mr. McMillion held engineering, mining and processing positions at Pittston, including Pittston’s Vice President of West Virginia Operations.

Vaughn R. Groves has served as our Senior Vice President since February 2009, Vice President from September 2006 until February 2009, and Secretary and General Counsel since our formation in November 2004. Mr. Groves joined the Alpha management team as the Vice President, Secretary and General Counsel of Alpha Natural Resources, LLC in October 2003, and also served as the Vice President and General Counsel of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of our subsidiaries in December 2005. Prior to that time, he served as Vice President and General Counsel of Pittston from 1996 until joining Alpha, and as Associate General Counsel of Pittston from 1991 until 1996. Before joining Pittston, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and before obtaining his law degree, he worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.

Gary W. Banbury has served as our Senior Vice President — Administration since February 2009. Mr. Banbury had served as Vice President — Administration of Alpha Natural Resources, LLC since joining the Company in January 2008. Prior to that time, Mr. Banbury served for fifteen years as Senior Vice President and Chief Administrative Officer for Coeur d’Alene Mines Corp., a precious metals silver and gold mining company, and before that he held senior human resource, general management and safety positions in mining for Cyprus Minerals Coal/Talc & Iron Ore, Copper Range Company and Sonora Gold Corporation.

Philip J. Cavatoni has served as our Treasurer and Executive Vice President — Finance and Strategy since February 2009. Before joining the Company, Mr. Cavatoni held various positions with JPMorgan Chase & Co., a global financial services firm (“JPM”), beginning in 1991. Mr. Cavatoni’s most recent position with JPM was as Managing Director and Head of the firm’s Global Paper, Packaging and Building Products practice, in which he served as the senior investment banker responsible for management of client relationships, advisory and financing transactions and the strategic allocation of capital across the sector. Additionally, Mr. Cavatoni was responsible for JPM’s Midwest Mergers & Acquisitions practice, coordinating the execution of transactions and business development for the firm’s Midwest clients.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our Common Stock as of March 23, 2009 for:

•	each person who is known by us to own beneficially more than 5% of our Common Stock (based on their public filings with the SEC as of March 23, 2009);

•	each director and nominee for director and each named executive officer in the Summary Compensation Table set forth in this document; and

•	all current members of our Board and our executive officers as a group.

Except as otherwise indicated, the address for each person listed below is c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212.

Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The percentages of beneficial ownership set forth below are based on 70,875,908 shares of our Common Stock issued and outstanding as of March 23, 2009.

	Amount and
	Nature of	Percent
	Beneficial	of Class
Name and Address of Beneficial Owner	Ownership(1)	(%)

FMR LLC(2)	7,012,009	9.89%
82 Devonshire Street
Boston, MA 02109
Bank of America Corporation(3)	4,515,427	6.37%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255
Renaissance Technologies LLC(4)	3,793,000	5.35%
800 Third Avenue
New York, NY 10022
Michael J. Quillen(5)	527,291	*
Mary Ellen Bowers(6)	5,164	*
John S. Brinzo(7)	7,265	*
Hermann Buerger(8)	2,175	*
E. Linn Draper, Jr.(9)	14,514	*
Glenn A. Eisenberg(9)	14,514	*
John W. Fox, Jr.(9)	18,514	*
Ted G. Wood(10)	6,514	*
Kevin S. Crutchfield(11)	243,605	*
Randy L. McMillion(12)	157,015	*
Joachim V. Porco(13)	84,018	*
David C. Stuebe(14)	25,771	*
All executive officers and directors as a group (15 persons)(15)	1,333,260	1.88%

*	Less than 1% of shares outstanding.

(1)	The shares of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	The information for FMR LLC (the parent holding company) is derived from a Schedule 13G/A, dated February 17, 2009, which was filed with the SEC to report the shares beneficially owned as of December 31, 2008. As of December 31, 2008, FMR LLC beneficially owned 7,012,009 shares, with sole dispositive power with respect to those shares and sole voting power with respect to 353,683 of those shares. The Schedule
13G/A filed by FMR LLC indicates that various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Alpha but that no one person’s interest in the Common Stock of Alpha was more than five percent of the total outstanding Common Stock as of December 31, 2008. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, was the beneficial owner of 6,658,326 shares as a result of its acting as an investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (“Johnson”), FMR LLC, and the funds each had sole power to dispose of the 6,658,326 shares owned by the funds but neither had the sole power to vote or direct the voting of the shares owned directly by the funds. The Schedule 13G/A states that members of the Johnson family, through their ownership of voting common shares and the execution of a shareholders’ voting agreement may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. According to the Schedule 13G/A, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 136,912 shares as a result of serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies and through their control of PGALLC, Johnson and FMR LLC each had sole dispositive power over such shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 30,588 shares as a result of its serving as an investment manager of institutional accounts owning such shares. Through their control of PGATC, Johnson and FMR LLC each had sole dispositive power and sole power to vote or direct the voting of those shares. The Schedule 13G/A also states that FIL Limited (“FIL”), for which Johnson serves as chairman, and various foreign-based subsidiaries beneficially owned 186,183 shares and that partnerships controlled predominantly by members of the Johnson family, or trusts for their benefit, owned shares of FIL voting stock with the right to cast approximately 47% of the total votes of FIL voting stock. In the Schedule 13G/A, FMR LLC and FIL stated that they do not believe that they were acting as a “group” for purposes of Section 13(d) of the Exchange Act or that they were otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they were of the view that the shares held by the other corporation did not need to be aggregated for purposes of Section 13(d).

(3)	The information for Bank of America Corporation (the parent holding company), NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holdings Corporation, and Banc of America Securities LLC (collectively, the “Bank of America Group”) is derived from a Schedule 13G/A filed jointly by the Bank of America Group on February 11, 2009 and reports shares beneficially owned by such persons as of December 31, 2008. As of December 31, 2008, Bank of America Corporation beneficially owned 4,515,427 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,471,507 of those shares; NB Holdings Corporation beneficially owned 4,515,427 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,471,507 of those shares; BAC North America Holding Company and BANA Holding Corporation each beneficially owned 4,505,927 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,462,007 shares; Bank of America, NA beneficially owned 4,505,927 shares, with shared dispositive power with respect to 4,442,072 shares, sole dispositive power with respect to 63,855 shares, shared voting power with respect to 4,406,082 shares and sole voting power with respect to 55,925 shares; Columbia Management Group, LLC beneficially owned 4,441,795 shares, with shared dispositive power with respect to those shares and shared voting power with respect to 4,406,075 shares;

Columbia Management Advisors, LLC beneficially owned 4,441,795 shares, with shared dispositive power with respect to 230 shares, sole dispositive power with respect to 4,441,565 shares, shared voting power with respect to 10 shares and sole voting power with respect to 4,406,065 shares; Banc of America Securities Holdings Corporation beneficially owned 9,500 shares, with shared dispositive power and shared voting power with respect to those shares; and Banc of America Securities LLC beneficially owned 9,500 shares, with sole dispositive power and sole voting power with respect to those shares.

(4)	The information for Renaissance Technologies LLC (“RTC”) is derived from a Schedule 13G filed jointly by RTC and James H. Simons, by virtue of his position as a control person of RTC, on February 13, 2009. As of December 31, 2008, RTC and James H. Simons beneficially owned 3,793,000 shares, with shared dispositive power with respect to 53,500 shares, sole dispositive power with respect to 3,739,500 shares and sole voting power with respect to 980,600 shares.

(5)	Includes beneficial ownership of 200,501 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and 218,492 shares that are held by Michael J. Quillen, L.L.C.

(6)	Represents beneficial ownership of 5,164 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(7)	Represents beneficial ownership of 7,265 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(8)	Represents beneficial ownership of 2,175 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. The stock amount shown for Mr. Buerger does not include 2,509 share units, which were credited to his share unit account under the Deferred Compensation Agreement, which is described in more detail in “Information Concerning Our Board of Directors — Additional Information Regarding Our Director Compensation Table.”

(9)	For each of Messrs. Draper, Eisenberg and Fox, includes beneficial ownership of 6,514 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. Also includes 8,000 shares issuable upon exercise of options held by each of Messrs. Draper and Eisenberg, and 2,000 shares issuable upon exercise of options held by Mr. Fox, which are exercisable within 60 days of the date of this table.

The stock amounts shown for Messrs. Draper and Fox do not include 10,102 and 4,445 share units, respectively, which were credited to their respective share unit accounts under the Deferred Compensation Agreement, which is described in more detail in “Information Concerning Our Board of Directors — Additional Information Regarding Our Director Compensation Table.”

(10)	Represents beneficial ownership of 6,514 shares of restricted stock issued under our 2005 Long-Term Incentive Plan.

(11)	Includes beneficial ownership of 147,858 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and 58,324 shares issuable upon exercise of options held by Mr. Crutchfield that are exercisable within 60 days of the date of this table.

(12)	Includes beneficial ownership of 75,573 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. Also includes 48,000 shares issuable upon exercise of options held by Mr. McMillion that are exercisable within 60 days of the date of this table.

(13)	Includes beneficial ownership of 61,879 shares of restricted stock issued under our 2005 Long-Term Incentive Plan. Also includes 2,000 shares issuable upon exercise of options held by Mr. Porco that are exercisable within 60 days of the date of this table.

(14)	Includes beneficial ownership of 8,000 shares issuable upon exercise of options held by Mr. Stuebe that are exercisable within 60 days of the date of this table.

(15)	Includes beneficial ownership of an additional 181,565 shares of restricted stock issued under our 2005 Long-Term Incentive Plan and an additional 42,838 shares issuable upon exercise of options that are exercisable within 60 days of the date of this table.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors, director nominees and executive officers may be subject to this type of security interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the principles behind our executive compensation program and the material elements of the compensation of our (i) Chief Executive Officer (Mr. Quillen); (ii) former Chief Financial Officer (Mr. Stuebe); and (iii) three most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer) at the end of fiscal year 2008 — our President (Mr. Crutchfield); Executive Vice President and Chief Operating Officer (Mr. McMillion) and Senior Vice President (Mr. Porco) (collectively, the “named executive officers”).

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to align executive pay with performance of the Company on both a short- and long-term basis. This philosophy is affected through the achievement of key objectives and priorities which influence our decisions regarding the design of our overall executive compensation program and its individual components. The objectives and priorities are to:

•	Enable the attraction and retention of our named executive officers and other key employees;

•	Link elements of compensation to achievement of strategic and financial objectives;

•	Align our named executive officers’ and other key employees’ interests with our stockholders and other stakeholders such as our employees, customers and vendors (collectively, “stakeholders”);

•	Incentivize our named executive officers and other key employees to enhance stakeholder value by rewarding for both short- and long-term performance at or above established goals without unreasonable risk to Alpha’s business and its stockholders’ interests;

•	Reward our named executive officers and other key employees for teamwork; and

•	Reward our named executive officers and other key employees for our acquisitions of strategic assets.

Structure of Executive Compensation Program to Accomplish Philosophy and Objectives

Our 2008 executive compensation program principally consisted of base salary, an annual cash bonus program, long-term incentive awards in the form of time-vested restricted stock and performance vested shares. The following table of the 2008 total direct compensation (base salary, short- and long-term incentives) paid to our named executive officers illustrates that the majority of their compensation is performance based with the portion of pay “at risk” increasing with an officer’s influence and authority over our business. A significant portion of total direct compensation is dependent on actual performance measured against annual- and long-term performance of Alpha. This structure directly links pay of our Company’s decision-makers to performance results expected by our stockholders. The Compensation Committee, in consultation with the outside compensation consultant and members of management, believes that our programs strike an appropriate balance between encouraging our executives to produce performance results for Alpha through the structure of the short- and long-term incentive programs (and the use of different types of equity incentives), and creating in them a vested interest in our long-term stability by not engaging in unreasonable risks with our business through compliance with stock ownership guidelines.

	2008 Pay Mix
	Base Salary	Short Term Incentive	Long Term Incentive

Quillen	18%	19%	63%
Stuebe	59%	41%	0%
Crutchfield	23%	20%	57%
McMillion	26%	20%	54%
Porco	28%	25%	47%

We believe the mix of compensation elements shown above provides our named executive officers with total direct compensation that is well-balanced between achieving short- and long-term performance goals, enhancing stakeholder value, and retaining top executive talent. For Mr. Stuebe, the percentages set forth above reflect our determination not to award him a 2008 long-term incentive award because he was considering retirement. Mr. Stuebe provided management with notice of his retirement on February 5, 2009. A description of the payments and benefits he received in connection with his retirement is set forth under “— Employment and Other Arrangements — Agreement with Mr. Stuebe” herein.

Overview of Each Compensation Element

The following is a brief summary of each of the key components of our executive compensation program and each element, as determined for 2008, is more fully described under “ — 2008 Executive Compensation Program” herein. Each of our compensation elements and the portion of the named executive officers’ compensation allocated to them are designed to meet the objectives of our compensation philosophy and achieve total compensation that reflects our emphasis on pay for performance. Determinations of material components of our executive compensation program (base salary, short- and long-term incentives) involve a review of internal and external factors described under “— Factors Considered When Determining Total Compensation of Executive Officers” herein.

Base Salary.  Base salaries are reviewed annually and determined based on historical performance and to attract and retain top executive talent in a highly competitive market. Base salary is used to provide each officer a set amount of money during the year with the expectation that he will perform his responsibilities to the best of his ability and in the best interests of Alpha. Our approach is to target the base salaries of our named executive officers at the median of comparative practice appropriate for our industry and market for executive talent. By providing median base salary levels, we are able to attract high quality talent but still emphasize pay for performance.

Short-Term Incentives.  Our performance-based Annual Incentive Bonus Plan (AIB) provides cash incentives to our named executive officers to reward performance against established goals. Each named executive officer has incentive opportunities which generally target the median of comparative practice based on award levels of similarly-situated executives.

At the beginning of each year, our Compensation Committee establishes the financial and operational goals for Alpha’s AIB. In developing the performance criteria, our Compensation Committee reviews with the outside compensation consultant and management which measure(s) are the most relevant for each named executive officer position.

Objectives.  The AIB is designed to fulfill the following objectives of our executive compensation philosophy:

•	Provide competitive short-term incentives to achieve annual business performance goals without unreasonable risk to our business and stockholders’ interests;

•	Reward contributions towards goals consistent with our business strategy;

•	Enable us to attract and retain highly-qualified executive officers and other key employees; and

•	Promote teamwork among our executive officers and other key employees.

Long-Term Incentives.  Our named executive officers typically receive annual grants of restricted stock and performance shares under the 2005 Long-Term Incentive Plan. Each named executive officer has incentive opportunities based on market competitive award levels and their individual role within the Company. We provide long-term incentive equity awards recognizing that similar long-term incentives are prevalent at the companies we compete with for business and executive talent.

Objectives.  Our long-term incentive compensation program achieves the objectives of our compensation philosophy by:

•	Providing competitive long-term incentives to motivate our executives to make decisions that focus on the long-term and increase stockholder value without unreasonable risk to our business and stockholders’ interests;

•	Aligning the interests of our named executive officers and other key employees with our stockholders by tying a significant portion of their compensation to stock price appreciation;

•	Increasing management’s ownership stake in Alpha; and

•	Encouraging and rewarding long tenure service.

Restricted stock and performance shares are granted to our named executives because these equity awards directly tie a significant component of each executive’s compensation to the performance of our Common Stock and the achievement of our long-term strategic goals. If our Common Stock appreciates, so does stockholder value and the value of our named executive officers’ equity awards. In 2008, restricted stock awards represented 50% of the long-term incentive award value on the grant date and vest in equal installments over three years. Performance share awards represented 50% of the long-term incentive award value on the grant date and vest at the end of a three-year performance cycle based on achievement of pre-determined goal(s).

Annual Determination of Executive Compensation

Our Compensation Committee annually reviews and approves the named executive officers’ base salaries and short- and long-term incentive awards. For the named executive officers, our Compensation Committee reviews and approves all elements of the executive compensation program taking into consideration recommendations from our Chief Executive Officer, our President, and our Senior Vice President — Administration, as well as competitive market guidance and feedback provided by other members of senior management, the human resources staff, and the outside compensation consultant. Our Compensation Committee approves, and submits to the independent members of the Board for ratification and approval, all elements of compensation for our Chief Executive Officer, taking into consideration competitive market guidance, feedback provided by our outside compensation consultant, and the Board’s performance assessment of the Chief Executive Officer.

Role of Executive Officers in Compensation Decisions.  Our Chief Executive Officer, our President and Senior Vice President — Administration consult with the Compensation Committee regarding each element of our executive compensation program. At the Compensation Committee’s request, the Chief Executive Officer and our President provide recommendations to the Compensation Committee related to appropriate financial performance metrics and goals for Alpha and our business units to align compensatory programs with our overall business strategy. They review with the outside compensation consultant competitive market data for the named executive officers’ base salaries, and short- and long-term incentives. Additionally, the Compensation Committee looks to the Chief Executive Officer, with respect to other executives, for recommendations regarding executive merit increases, compensation packages for executives being hired or promoted, and a performance evaluation of the executives who report to him. Management also coordinates with the Compensation Committee to establish meeting dates, agendas, and prepare meeting materials for each Compensation Committee member.

Role of Outside Executive Compensation Consultants.  In the fall of 2005, the services of Deloitte Consulting LLP were retained and, in November 2007, the Compensation Committee entered into a new engagement letter with Deloitte. This outside consultant was engaged to assist our Compensation Committee with its annual review of our executive and director compensation programs as more fully described under “Information Concerning Our Board of Directors — Compensation Committee.”

Factors Considered When Determining Total Compensation of Executive Officers

As part of its annual review of executive compensation, our Compensation Committee analyzes the competitiveness and appropriateness of each of the key components of compensation — base salary and short- and long-term incentives, both within Alpha and as compared to our peers and other data (described below) to determine whether each of these components is competitively positioned and is in line with our goals and objectives.

As more fully described below, the compensation elements are first benchmarked by element as well as in total pay levels of executives in similar positions in order to achieve our objectives of attracting and retaining highly-qualified and talented executives. The Compensation Committee then considers Company, individual and general market factors before making adjustments, if any. The Company and individual factors considered are described under “— External Market Conditions and Individual Factors” and “— Internal Pay Equity” below. The Compensation Committee also reviews the survey data to verify that the levels of compensation chosen for each component, as well as the total compensation, of each executive position are in line with general market practices.

Peer Group.  For purposes of determining the compensation of our named executive officers, the Compensation Committee starts its annual review of each executive’s compensation by considering each component of their total direct compensation, as well as their total compensation, relative to similarly-situated executives in our peer group. An appropriate peer group of companies is determined to provide the Compensation Committee with a market reference for executive compensation practices and levels and to also provide some data on our performance relative to our peers in areas such as total stockholder return (relative to our peers) and other financial metrics. Our Compensation Committee reviews the peer group annually to ensure the companies used are similar in size and industry and are the companies we compete with for business and executive talent. All of the companies are coal producers and competitors of Alpha, both in terms of business and for executive talent. In 2008, the peer group was composed of the following companies: Peabody Energy Corporation, NACCO Industries, Inc., CONSOL Energy Inc., TECO Energy, Inc., Arch Coal, Inc., Massey Energy Company, Vectren Corporation, Walter Industries, Inc., Cliffs Natural Resources Inc., Foundation Coal Holdings, Inc., Patriot Coal Corporation, International Coal Group, Inc., AMCOL International Corporation, James River Coal Company, and Westmoreland Coal Company. The Compensation Committee approved this peer group based on the recommendation of its outside compensation consultant and intends to regularly review the composition of this group and make appropriate changes in the future to reflect any developments in Alpha’s business or capital structure and that of its peers. For Messrs. Crutchfield’s and Porco’s positions, only four companies, in the case of Mr. Crutchfield, and two companies, in the case of Mr. Porco, in the peer group had officers in similar positions as proxy-disclosed officers. To create a larger comparator group for each position, the Compensation Committee reviewed compensation information for additional companies described in more detail under “—Data Used For Our President and Senior Vice President.”

Using this peer group of companies and the other companies for our President and Senior Vice President as well as the survey data (described below), our Compensation Committee assesses the market competitiveness of each element of our compensation program individually as well as the program’s overall competitiveness. The benchmarking study consists of the prevalence, design and value of each compensation element.

Data Used For Our President and Senior Vice President.  For Messrs. Crutchfield’s and Porco’s positions, there was not sufficient peer group data to perform a meaningful comparative analysis between their compensation and similarly-situated executives at the peer companies. To perform the annual review of Mr. Crutchfield’s compensation, the Compensation Committee requested that our outside compensation consultants provide them with data from companies similar in size and market cap to Alpha for purposes of benchmarking each element of his compensation and total compensation against executives in a similar position to him at those companies. In 2008, this peer group was composed of Apollo Group Inc., Boston Properties Inc., Fording Canadian Coal Trust, Martin Marietta Materials, Inc., MeanWestvaco Corp, Netapp, Inc., Arch Coal, Inc., CONSOL Energy Inc., Gibraltar Industries, Inc., Inco LTD, Phelps Dodge Corp, Reliance Steel & Aluminum Co, TECO Energy, Inc., and Vectren Corporation. The peer group was expanded to include general industry and energy companies where a more appropriate position match was available.

To perform the annual review of Mr. Porco’s compensation, the Compensation Committee again requested that our outside compensation consultants provide them with data from companies similar in size and market cap to Alpha for the purposes of benchmarking each element of his compensation and total compensation against executives in a similar position to him at those companies. In 2008, this peer group was composed of AK Steel Holdings Corp, Cabot Oil and Gas Corp, Cameco Corp, Century Aluminum, Diamond Offshore Drilling, Dynegy, Foundation Coal Holdings, Inc., Nustar Energy, Rowan Companies, and Westmoreland Coal Company.

Survey Data.  Survey data is used by the Compensation Committee as another source by which to review and confirm that each element of our compensation program individually, as well as overall, for each executive position is in line with general market practices. It is used to ensure that the executive compensation program is competitive and generally within the range of median competitive practice for each position when Alpha and its business units achieve target goals. The Compensation Committee is presented total compensation data, including base salaries, annual cash incentives, and long-term incentive awards based on data gathered from widely recognized executive compensation surveys. This survey data represents the market of companies in which Alpha competes for executive talent. This data contains more than several hundred companies in a variety of industries, including mining and manufacturing. The Compensation Committee also uses this data to review competitive compensation trends in the marketplace in order to maintain our ability to attract and retain qualified personnel by offering competitive compensatory programs.

External Market Conditions and Individual Factors.  The Compensation Committee also takes into account external market conditions, such as competition for executives for a particular position, and individual factors when establishing the total compensation for each named executive officer. The individual factors influencing the compensation levels include the executive’s level of experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.

Internal Pay Equity.  The Compensation Committee annually reviews the relationship (and disparities) between the Chief Executive Officer’s and the other named executive officers’ compensation to monitor and avoid any unjustified widening of compensation differentials. The Compensation Committee reviews the relationship between the Chief Executive Officer’s total compensation, as well as each compensation element, to the average of the other four named executive officers. For 2008, the relationships for base salary, target bonus, grant date long-term incentive value, and total compensation were 1.85, 2.29, 3.23, and 2.89, respectively. The Compensation Committee also reviews the relationship between the Chief Executive Officer’s compensation and the next most highly paid named executive officer. For 2008, the relationships for base salary, target bonus, grant date long-term incentive value, and total compensation were 1.25, 1.39, 1.54, and 1.56, respectively. The Compensation Committee was advised by the outside compensation consultant that these differentials are reasonable and well within competitive practice. To date, the Compensation Committee has not needed to make any adjustments in the Chief Executive Officer’s or the other named executives’ compensation to address any material internal pay differences in their respective compensation packages.

Tally Sheets and Wealth Accumulation Analyses.  Tally sheets quantifying the elements of each named executive officer’s compensation for each of the preceding two years are presented to, and reviewed by, the Compensation Committee each year. The tally sheets present dollar amounts for each named executive officer with regards to base salary, annual cash incentives, equity compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, and the actual and projected payout obligations under several potential severance and change in control scenarios. The equity component analyzed for each named executive officer included the grant date value of awards granted in 2007 and 2008, inventory and value of all outstanding vested and unvested awards, and the value of shares owned. These tally sheets allow the Compensation Committee to see all of the named executive officers’ compensation elements and any year over year increases or decreases. Our Compensation Committee uses this information in its internal pay equity considerations and uses wealth accumulation analyses to further supplement this information. After a review of the tally sheets and wealth accumulation analyses, our Compensation Committee determined that no adjustments were warranted to the compensation arrangements of the named executives.

2008 Executive Compensation Program

Determination of 2008 Base Salary.  In May 2008, our Compensation Committee authorized increases to the annual base salaries of our named executive officers to position them near the median of competitive practice. At December 31, 2008, our named executive officers’ base salaries generally approximated the median base pay levels of peer and, in the case of Messrs. Crutchfield and Porco, comparable executives as shown in the table below.

	Base Salary		Peer Group/Comparable
Officer	2008 Increases	Base Salary	Median Base Salary
Quillen	3.7%	$700,000	$709,950
Stuebe	0%	$319,608	$339,560
Crutchfield	6.7%	$560,000	$547,115
McMillion	7.7%	$350,000	$367,500
Porco	5.0%	$286,500	$302,220

Determination of 2008 Annual Cash Incentives.  Our performance-based Annual Incentive Bonus Plan (AIB) provides cash incentives to our named executive officers to reward performance against the corporate measures of Return on Invested Capital (ROIC,) EBITDA (Net Income plus Interest Expense, Income Tax Expense, and Depreciation, Depletion and Amortization, less Interest Income), and Safety. Cash incentives are also partially based on performance against individual strategic objectives for the named executive officers, other than our Chief Executive Officer.

Rationale for Performance Criteria.  Our Compensation Committee chose EBITDA performance goals as part of the AIB award formula because it views EBITDA to be a fundamental and widely accepted measure of profitability in the natural resource sector. Our Compensation Committee also believes that ROIC is an appropriate performance measure because it ensures that our named executive officers focus on the efficient deployment of capital (e.g., to meet stockholder expectations that we earn a return in excess of capital costs). Our Compensation Committee selected safety as a performance measure because creating a safe work environment is, and has always been, one of our core values. At the end of 2008, our Compensation Committee reviewed Alpha’s performance against each of the corporate metrics and criteria described above.

Financial Performance Goals.  The Alpha financial performance metrics and goals approved by the Compensation Committee are intended to align the named executive officers’ annual incentive compensation with our goals and objectives set forth in Alpha’s business plan for the upcoming year. In January 2008, the Compensation Committee approved a threshold, target, and maximum level for each of the 2008 financial performance metrics. Our Compensation Committee considered the circumstances and challenges to be faced in the upcoming year, when establishing the 2008 goals below.

	2008 Corporate AIB Measures
Performance Goals	ROIC	EBITDA	SAFETY (NFDL)(2)
Threshold	9.68%	$240.3 million(1)	2.94 NFDL

Target	12.10%	$300.4 million(3)	2.45 NFDL

Maximum	14.52%	$360.4 million(4)	1.96 NFDL

(1)	Net Income: $18.8 million; Interest Expense: $43.0 million; Income Tax Expense: $7.0 million; Depreciation, Depletion and Amortization: $174.5 million; and Interest Income $3.0 million.

(2)	“NFDL” means non-fatal days lost and is a standard widely used by coal companies to judge their safety records.

(3)	Net Income: $66.1 million; Interest Expense: $43.0 million; Income Tax Expense: $22.1 million; Depreciation, Depletion and Amortization: $174.5 million; and Interest Income $5.3 million

(4)	Net Income: $113.4 million; Interest Expense: $43.0 million; Income Tax Expense: $37.1 million; Depreciation, Depletion and Amortization: $174.5 million; and Interest Income $7.6 million.

Individual Performance Goals.  With the strategic/individual goals, our Compensation Committee determined that a portion of each 2008 AIB award made to our named executive officers (other than the Chief Executive Officer) should be dependent upon goals unique to the individual position. Each of our named executive officers (other than our Chief Executive Officer) establishes their own strategic goals for the year in consultation with our Chief Executive Officer. Our Chief Executive Officer does not have a portion of his annual incentive compensation based on individual factors because our Compensation Committee believes that the Chief Executive Officer’s goals should be based on Alpha’s overall corporate performance.

Once the goals are finalized and our Chief Executive Officer’s comments and/or modifications have been incorporated, the goals are adopted as part of our named executive officer’s AIB award. At the end of the performance period, each named executive officer submits to our Chief Executive Officer a self-evaluation of his performance relative to such goals. Our Chief Executive Officer reviews each evaluation and makes recommendations to our Compensation Committee regarding each such named executive’s achievement of his strategic/individual goals based on an evaluation of the executive’s contribution and performance against their individual performance goals. Our Compensation Committee reviews our Chief Executive Officer’s recommendations regarding the strategic/individual component of the AIB award and, if it deems appropriate, approves the awards to each such named executive based on the achievement of such individual goals and the Company’s performance with respect to the financial and operational goals described above.

Funding of the Annual Incentive Bonuses.  The 2008 AIB bonuses of the named executive officers fund at maximum if 80% of the target EBITDA goal (set forth above) is achieved or exceeded. Our Compensation Committee reserved the right to exercise negative discretion to reduce, but not increase, 2008 bonus pay-outs to reflect actual corporate and individual performance at the end of the performance period (which is described above). Our Compensation Committee approved this structure for the 2008 AIB bonuses in order to qualify such payments for deductibility under Code Section 162(m) as more fully described in “—Regulatory Considerations — Section 162(m)” herein.

Range of Cash Incentives as a Percentage of Salary.  For 2008 and 2007, the annual cash incentive opportunities remained unchanged and are set forth in the chart below.

Officer	Threshold Not Met	Target	Maximum
Quillen	0%	100%	200%
Stuebe	0%	75%	150%
Crutchfield	0%	90%	180%
McMillion	0%	75%	150%
Porco	0%	75%	150%

As demonstrated by the table below, the 2008 annual cash target incentives were generally set at the median of comparative practice, in accordance with our compensation philosophy.

	2008 Target Bonus	Peer/Comparable Group
	Opportunity	Median Target Bonus
Officer	(as % of Salary)	Opportunity
Quillen	100%	100%
Stuebe	75%	60%
Crutchfield	90%	90%
McMillion	75%	69%
Porco	75%	100%

2008 AIB Award Pay-Outs.  The EBITDA hurdle was met for 2008 thus providing the opportunity for the AIB participants to earn a cash bonus at maximum. The Compensation Committee then considered Company and individual performance in determining the named executive officers’ bonus pay-outs. ROIC performance was achieved at 120% of the target goal, EBITDA performance was achieved at 120% of the target goal and safety performance was achieved at 114% of the target goal. The individual performances of our named executive officers’ strategic objectives ranged from 95% to 102%. Awards paid to our named executive officers for fiscal year 2008 performance are shown below and in the Summary Compensation Table.

Before approving pay-outs of AIB awards, our Compensation Committee reviews the relationship of bonuses paid to our named executives to their target bonus opportunities to ensure this relationship is commensurate with Alpha’s performance against pre-established strategic and financial goals and the individual’s performance. The below table demonstrates the relationship between the 2008 target bonus opportunity for each named executive and the actual bonus received.

Officer	2008 Target Bonus Opportunity	Actual Bonus Received
Quillen	$700,000	$1,358,000
Stuebe	$239,706	$411,335
Crutchfield	$504,000	$876,960
McMillion	$262,500	$462,000
Porco	$214,875	$373,196

2009 Annual Incentive Awards.  2009 target AIB bonus opportunities continue to be based on the median of competitive practice and remain unchanged from 2008. As with the 2008 AIB awards, funds will be available for 2009 awards under the AIB if the objective performance goal of EBITDA is achieved at 80% of target or better. The Compensation Committee considered our historical annual EBITDA performance and the probability of Alpha accomplishing this EBITDA target based on our business plan. After this evaluation, our Compensation Committee concluded that it was reasonably likely that the Company would perform at this target EBITDA level. The Compensation Committee also reserved the right to use its discretion to reduce the bonus amounts awarded, but not increase them. The 2009 AIB awards are designed substantially similar to the 2008 AIB awards because the Compensation Committee believes that the 2008 AIB program successfully drove performance without excessive risk-taking.

Determination of 2008 Long-Term Incentive Compensation.  In 2008, our Compensation Committee approved a 50%/50% (restricted stock/performance share) mix for the long-term incentive component of our executive compensation program which is consistent with our practice in 2007.

The following table sets forth the 2008 target long-term incentive values for each named executive relative to similarly situated executives at the peer companies and, in the case of Messrs. Crutchfield and Porco, at the comparator companies. To encourage long-term strategic thinking, our Compensation Committee set target award opportunities at around the 75th percentile relative to the peer executives and, in the case of Messrs. Crutchfield and Porco, comparable executives, and to achieve internal equity. With Mr. Porco, where target exceeds the comparative group, the difference is largely due to the significant job requirements of his position (relative to similarly situated executives in his comparative group).

Each executive’s Target LTI Value is based on competitive practice expressed as a percentage of base salary (in effect at the time of the award), which is consistent with the practices of our peers and other companies used in the data.

	2008 Target LTI Value	Peer/Comparative Group 75th
Officer	(as % of Salary)	Percentile Target LTI Value
Quillen	300%	466%
Crutchfield	250%	285%
McMillion	200%	Insufficient Comparative Group Data Available(1)
Porco	200%	143%

(1)	The comparative group data used for Mr. McMillion only included long-term incentive values for five companies which the Compensation Committee did not view as a sufficient basis by which to establish Mr. McMillion’s 2008 Target LTI Value. The average LTI value of the five peer companies is 235% of base salary. The value selected was based on Mr. McMillion’s position within the Company (relative to other executive officers).

The number of shares of restricted stock subject to each of the 2008 restricted stock awards was determined by dividing 50% of the total Target LTI Value by the closing market price of our Common Stock on the grant date. Similarly, a target number of performance shares was determined by dividing 50% of the total Target LTI Value by the closing market price of our Common Stock on the grant date. For information regarding the amount and value of the restricted stock and performance share awards granted to our named executive officers in 2008, see the Grants of Plan-Based Awards Table.

Restricted Stock.  The restricted stock awards granted to our named executive officers vest ratably over a three-year period, which supports our retention objective by encouraging our named executives to remain with Alpha in order to vest in their restricted stock. Generally, if a recipient’s employment is terminated with us, the recipient forfeits the unvested portion of their restricted stock award. The award agreements also protect our business interests by providing that if any recipients of awards breach the confidentiality obligations set forth in the agreements, such persons will forfeit the unvested portion of their award. The unvested portion of awards vests in connection with death, disability and a Compensation Committee-approved retirement. The agreements further provide that upon a change in control (such as a sale of assets, merger, or acquisition of Alpha), the unvested portion of the awards will vest. Our Compensation Committee incorporated this provision in the award agreement to accomplish the following:

•	Ensure that the actions and recommendations of senior management with respect to such transaction are in Alpha’s and our stockholders’ best interests; and

•	Reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer or other key employee.

Performance Shares.  Performance shares align the interests of our executives with stockholders by tying vesting of the shares to achievement of established three-year financial goals. A new three-year performance period will start at the beginning of each year (subject to our Compensation Committee’s approval) and potential payouts at the end of the performance period will range from 0% to 150% of the target award depending on the achievement of pre-established goals. The structure of the performance share program achieves the following:

•	Ensures a focus on sustained performance and improvement;

•	Awards overlap to provide retention motivation on the part of our named executive officers and other key employees; and

•	New performance measures can be used in subsequent performance cycles, as appropriate.

Rationale for Performance Criteria.  For our named executive officers, the 2005 Long-Term Incentive Plan provides for funding of performance shares at maximum upon achievement of an objective performance goal of a three-year cumulative EBITDA hurdle of 50% of target or better (which is based on our five-year business plan). This program is designed to enable the Company to provide for long-term incentive compensation to certain executive officers of the Company that is fully tax deductible without limitation under Section 162(m) of the Code. Similar to the AIB awards, the Compensation Committee may use its discretion to reduce amounts earned if the EBITDA hurdle is met or exceeded, but may not increase them.

If the Company meets or surpasses the EBITDA hurdle, the named executive officers have the opportunity to earn their performance share awards at maximum. The Compensation Committee then may consider adjusting downward each named executive officer’s awards based on performance against metrics such as relative total stockholder return (TSR), operating income (OI), and successful acquisitions. In choosing these metrics, management and the Compensation Committee considered our internal business plan and determined that: (i) the attainment of those performance goals would be largely under management’s control, (ii) the goals reflected the influence of the various participants, (iii) the goals supported achievement of the business plan, and (iv) the goals correlated with stockholder value.

Percentage of
Performance			Threshold	Target	Maximum
Share Award	Metrics		Performance	Performance	Performance
50%	Financial	OI Relative TSR	50%	100%	150%

50%	Strategic	Successful acquisitions	50%	100%	150%

The OI performance goals for the 2008 performance share awards are: $222,816,000 (threshold), $445,632,000 (target), and $668,488,000 (maximum).

Alpha’s TSR	Percentage of Target Shares Earned
> 90th Percentile (Maximum)	150%
75th Percentile	125%
50th Percentile (Target)	100%
25th Percentile (Threshold)	50%
< 25th Percentile	0%

Alpha’s TSR performance and the associated percentage of shares earned by the named executive officers will be based on Alpha’s TSR performance relative to the comparator group consisting of James River Coal Company, Massey Energy Company, International Coal Group, Inc., National Coal Corp., CONSOL Energy Inc., Foundation Coal Holdings, Inc., and Patriot Coal Corporation. These companies were selected as the comparator group for the TSR component of the performance shares, because, like us, they all have operations in the Central Appalachian region and compete most directly with us for employee talent.

Except as otherwise provided in the award agreements, participants who terminate employment during the performance period will forfeit any unpaid awards. The performance share award agreements also include certain provisions which protect our business interests. The award agreements provide that if any recipient of an award breaches the confidentiality obligations set forth in the agreement, such person will forfeit the award (whether earned or unearned). The performance share award agreements also provide that if, during the performance period, there is a change in control of Alpha, the award recipient will be entitled to a payout of the award at a target award level contemporaneous with the consummation of a change in control transaction. Our Compensation Committee approved of this change in control provision in the performance share award agreement for the same business reasons stated above with respect to the restricted stock agreements.

Long-Term Incentive Shortfalls.  In May 2008, the Compensation Committee reviewed 2008 peer proxy data and determined that a shortfall existed between Alpha’s 2008 LTI awards and the 75th percentile of peer company competitive practice. This shortfall was due in part to (i) limited equity available to grant awards in the first quarter of 2008 under the 2005 Long-Term Incentive Plan and (ii) the continuing highly competitive nature of the coal industry for talent which resulted in increased overall LTI grants. To make up for this shortfall, the Compensation Committee approved additional one-time cash bonuses to be paid to certain officers, including $646,433 to our Chief Executive Officer; $252,227 to our President and $130,023 to our Executive Vice President and Chief Operating Officer. These awards are included in the Summary Compensation Table.

Pay-out of 2006 Performance Share Awards.  In March 2006, the Compensation Committee granted performance share awards to the named executive officers and other key employees which awards had a performance period from January 1, 2006 to December 31, 2008. The vesting of the awards was conditioned on the achievement of: First, overcoming an initial, minimum hurdle of ROIC of 12.2% and then second, achieving two equally weighted, independent performance measures of growth in OI and ROIC, which are set forth below.

	2006 Performance Share Award
Performance
Goals	ROIC	OI
Threshold	≤14.2%	≤$	474,258

Target	21.2%		$592,822

Maximum	≥23.2%	≥$	711,386

The ROIC hurdle was surpassed, the ROIC metric was achieved between the threshold and target performance levels and the OI metric was not achieved. After performing an interpolation between the ROIC and OI metrics, it was determined that the officers and other participating employees were eligible to receive 30% of the targeted amount of their 2006 performance share awards. As a result of the above performance, Messrs. Quillen’s, Stuebe’s, Crutchfield’s, McMillion’s and Porco’s 2006 performance share awards were settled for 9,741, 2,518, 4,047, 1,686 and 1,270 shares of Common Stock, respectively.

2009 Long-Term Incentive Awards.  In December 2008, the Compensation Committee discussed the appropriate mix of equity awards under our 2009 long-term incentive program. Our Compensation Committee determined that the long-term program should place more emphasis on performance and adjusted the mix of equity awards for 2009 accordingly — 60%/40% (performance shares/restricted stock). The 2009 LTI awards were granted on January 7, 2009 and the number of performance shares subject to the awards was determined by dividing 60% of the total Target LTI Value by the closing market price of our Common Stock on the grant date. Similarly, a target number of restricted shares was determined by dividing 40% of the total Target LTI Value by the closing market price of our Common Stock on the grant date. The 2009 performance share and restricted stock awards had terms similar to the 2008 awards. In the case of the 2009 performance share awards, our Compensation Committee determined that such awards would be funded at a maximum level (200%) upon the achievement of an objective performance goal of a three-year cumulative EBITDA hurdle of 50% of target or better (which is based on our five-year business plan), with the Compensation Committee reserving the right to exercise negative discretion using similar factors as those described for the 2008 performance share awards. The Compensation Committee considered our historical annual EBITDA performance and the probability of Alpha accomplishing this EBITDA hurdle based on our five-year business plan. After this evaluation, our Compensation Committee concluded that it was reasonably likely that the Company would perform at this EBITDA level.

Net Share Settlement In Connection with the Payment of Withholding Taxes.  The 2005 Long-Term Incentive Plan provides that Alpha will have the right to deduct from any payment made under the plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Compensation Committee, as the administrator of the 2005 Long-Term Incentive Plan, approved in 2008 that employees may satisfy their respective withholding tax obligations in connection with the vesting of their performance share and restricted stock awards through the payment, in whole or in part, of cash or check to Alpha and/or electing to have such obligation satisfied through withholding of shares underlying the award up to the minimum statutory withholding requirement. Although our named executive officers had the option of electing to satisfy their respective minimum withholding tax obligations through the use of shares underlying their restricted stock and performance share awards which vested in the first quarter of 2009, Messrs. Quillen, Stuebe, Crutchfield and Porco chose to satisfy all or part of such obligations by paying cash which was approximately $652,188, in the aggregate, and instead further vested themselves as stockholders in Alpha by not disposing of those shares to Alpha to pay such obligations. The aggregate number of shares which the officers chose to have delivered to them for such awards, as opposed to disposed of pursuant to net share settlement, was 33,923 shares of Common Stock.

Timing of Equity Grants.  In 2006, the Compensation Committee revisited the timing of its equity grant practices to ensure integrity in the timing of granting awards and to ensure that long-term incentive goals are established no later than 90 days after the beginning of the award cycle. Alpha has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

Since 2007, our Compensation Committee has approved the grants of long-term incentive awards to the named executive officers in the first quarter of each year. The Compensation Committee and management believe that employees wish to know their annual compensation close to the commencement of a new year and such compensation should be established in connection with a review of their year-end performance. In order to meet employee expectations and to establish annual compensation closer in time to performance evaluations for the prior year’s performance, the Compensation Committee has approved making annual grants of long-term incentive awards to our named executive officers and other employees soon after the commencement of a new calendar year.

Executive Stock Ownership Guidelines

To further achieve the objective of more closely aligning the interests of our named executives and other key employees with those of our stockholders, our Board approved executive stock ownership guidelines. Our officers are encouraged to accumulate, over a five year period, and maintain equity ownership in Alpha having a value of no less than four times annual base salary, in the case of our Chief Executive Officer, three times annual base salary, in the case of our President, and two times annual base salary, in the case of the other named executive officers. Under the guidelines, our named executive officers and other key employees are encouraged not to sell any equity in Alpha until their applicable guideline is achieved (with certain limited exceptions). Equity awards granted as compensation to our named executive officers and key employees are included in determining whether their applicable guidelines are achieved.

Retention Programs

In November 2005, the Compensation Committee, based on the recommendation of our Chief Executive Officer, adopted the Retention Compensation Plan. At that time, we were having difficulties hiring top talent and the Compensation Committee and Chief Executive Officer were concerned about retaining our named executive officers and other key employees. In light of these concerns, our Compensation Committee approved the Retention Compensation Plan which is more fully described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

In the last quarter of 2008, our Compensation Committee discussed with the compensation consultant whether Alpha should adopt a new retention program because the last bonuses awarded under the Retention Compensation Plan were scheduled to be paid in January 2009. The Compensation Committee and the consultant discussed continued market pressures to retain top executive talent and the Compensation Committee determined to approve a new retention plan under the 2005 Long-Term Incentive Plan. The retention awards were granted on February 25, 2009 to Alpha’s executive officers and other key employees in the form of three-year cliff-vested restricted stock awards. If a participating employee terminates employment before February 25, 2012, the employee will forfeit the award in full except if: (i) employment is involuntarily terminated without cause during the 90-day period immediately preceding a change in control or on or within the one-year period immediately following a change in control, any unvested shares will immediately vest in full; or (ii) employment with the Company is terminated without cause, or as a result of permanent disability or death, any unvested shares will become vested based on the ratio of the number of complete months the employee is employed or serves with the Company during the vesting period to the total number of months in the vesting period. The named executive officers were granted retention awards in the following share amounts: the Chief Executive Officer (108,304 shares), the President (86,643 shares), the Executive Vice President and Chief Operating Officer (45,127 shares), and the Senior Vice President (36,959 shares).

Deferred Compensation Plan

Our Compensation Committee adopted the Deferred Compensation Plan to permit a select group of management employees to defer receipt of income which would otherwise be payable to them. This plan was approved by the Compensation Committee as another means by which to retain and attract individuals of exceptional ability by providing them with these benefits. For a more detailed description of this plan, see “Executive Compensation — Additional Information Regarding Our Nonqualified Deferred Compensation Table.”

Perquisites and Other Benefits

We provide our named executive officers and other key employees with few perquisites and, of those provided, we believe they are reasonable, competitive and consistent with our compensation program. We believe that our perquisites and other programs help us retain our named executive officers and other key employees. Our principal programs are a variable group life insurance program, supplemental disability insurance program and a vehicle allowance. For information regarding these programs, see the Summary Compensation Table and “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table.”

Employment and Other Arrangements

In addition to the above-described programs, we maintain certain agreements and plans to accomplish our goal of retaining executive talent by providing them with certain benefits in the event their employment is terminated without cause or in connection with a change in control, among other circumstances.

Our Compensation Committee consulted the outside compensation consultants in connection with determining the market practices of our peers and other companies generally with respect to employment and other severance agreements with their respective executive officers. The outside compensation consultants prepared and provided the Compensation Committee with peer group data regarding severance arrangements with senior officers at those peers. The consultants also presented survey data to our Compensation Committee which related to executive severance policies and practices of over 200 companies. They advised the Compensation Committee that the proposed agreement terms were consistent with market practices based on the peer and survey data. The survey data showed that 75% of the organizations participating in the survey had an executive severance policy and that, among those companies, such agreements were linked to the function of an executive’s position: with 70% for chief executive officers and 50% for executive and senior vice presidents. The survey data showed that most organizations calculate severance benefits based on pay, with 22% defining pay as base salary and bonus (with this practice most prevalent with organizations with annual sales in excess of $1 billion). Our Compensation Committee also reviewed survey data relating specifically to severance arrangements not related to a change in control, which survey data consisted of over 200 companies. Of these companies, 41% had formal severance programs with the severance benefits most often determined by a fixed multiple of pay. The larger companies (annual revenues between $1 billion and $5 billion) included bonus in the definition of pay for purposes of computing benefits. Additionally, our Compensation Committee sought the advice of the consultants regarding appropriate severance multiples and other associated severance benefits under each termination scenario.

Based on a review of the above data and discussions with management, our Compensation Committee originally approved the following employment and severance arrangements with our named executive officers and other key employees in March 2006:

Employment Agreements with our Chief Executive Officer and our President.  For retention purposes, the Compensation Committee determined that it was in our best interests to enter into the Fourth Amended and Restated Employment Agreement with our Chief Executive Officer (the “CEO Employment Agreement”) and the Second Amended and Restated Employment Agreement with our President (together with the CEO Employment Agreement, the “Employment Agreements”). Our Compensation Committee reviewed a tally sheet prepared by the consultant which summarized the costs to the Company under each of the employment termination scenarios set forth in the proposed CEO Employment Agreement. Additionally, the Compensation Committee annually requests that the outside consultant prepare tally sheets which show the potential costs to Alpha of each of the Employment Agreements (under each of the employment termination and change in control scenarios) so that the Compensation Committee may consider these costs in connection with reviewing annual compensation for each of our Chief Executive Officer and our President.

Below is a brief summary of the Employment Agreements. For a more detailed description of these agreements (including definitions of certain terms used therein), see “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table” and “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

The Compensation Committee authorized the Employment Agreements as an inducement for our Chief Executive Officer and our President to stay with the Company. Additionally, the agreements provide for payments and benefits to be made to our Chief Executive Officer and our President under certain termination circumstances in order to maintain their focus on their respective roles at the Company. The Employment Agreements provide, among other matters, that if such officer’s employment is terminated by us without cause or by such officer for “good reason” other than in connection with a “change in control,” each officer would be entitled to receive, among other payments and benefits after his execution of a general release, two times his (i) base salary and (ii) target bonus. If qualifying terminations of employment occur in connection with a change in control, each officer would be entitled to receive, among other payments, after execution of a general release, two and one-half times (in the case of our President) and three (in the case of our Chief Executive Officer) times his (i) base salary and (ii) target bonus.

Key Employee Separation Plan.  Our Compensation Committee approved the Key Employee Separation Plan (the “Separation Plan”), under which certain of our named executive officers (other than our Chief Executive Officer, President and former Chief Financial Officer) and other key employees participate. As described above, the Compensation Committee requested that the outside compensation consultants perform a market analysis of the proposed Separation Plan to determine if it was competitive with the practices of our peers and generally with other companies based on survey data. Our consultants provided the Compensation Committee with peer group and survey data which showed that the proposed Separation Plan was in line with similar arrangements developed with key executives of those companies. Similarly, as with the Employment Agreements, the Compensation Committee annually requests that the outside consultant prepare tally sheets which show the potential costs to Alpha if employment termination and change in control scenarios provided for in the Separation Plan occur with respect to participating named executive officers so that the Compensation Committee may consider these costs in connection with reviewing annual compensation for each of those participants in the plan. For a more detailed description of the Separation Plan (including definitions of certain terms used therein), see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Our Compensation Committee’s rationale for approving the adoption of the Separation Plan was the same as for the Employment Agreements. Our Compensation Committee wished to induce key employees to remain with Alpha and to maintain their focus on their respective job positions in the event of a potential “change in control” transaction. The Separation Plan provides that, if a participant executes a general release, non-disparagement and non-competition agreement and the participant’s employment is terminated by us without cause or by participant for good reason, the participant will be entitled to receive, among other payments and benefits, his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of our named executive officers who participate in the Separation Plan, such factor is one and one-half in a non-change in control qualifying termination or two if in connection with a qualifying change in control termination).

Rationale for Change in Control Provisions in Employment Agreements and Separation Plan.  Under the Employment Agreements and Separation Plan, the executives are entitled to certain payments and benefits in the event their respective employment is terminated in connection with a change in control as provided therein. As discussed earlier, change in control or potential change in control transactions may distract our officers if they are concerned about the impact of such a transaction upon their personal situation. With the change in control provisions, the Employment Agreements and Separation Plan provide our executives with security in the event of a possible termination without cause or demotion and further align their interests with stockholders by accelerating the vesting of any unvested equity (such that they participate in the transaction on the same footing as the other stockholders). Under the Employment Agreements and Separation Plan, if their employment is terminated in connection with a change in control by us without cause or by the officer for good reason, each executive is entitled to certain payments and benefits described above as well as a minimum lump sum cash payment equal to each of their pro-rata target annual bonus for the year in which the change in control occurs. As described above, the terms of these payments and, in particular, the multiples selected in the agreements, were reviewed by our Compensation Committee with the outside compensation consultants. The consultants advised our

Compensation Committee, based on their review of the peer and survey data, that these provisions were in line with market practices.

Change in Control Tax Gross-Up.  If a change in control of the Company causes compensation, including performance-based compensation, or awards, including, but not limited to, the AIB awards, restricted stock or performance shares, to be paid or result in accelerating the vesting, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the Code. Pursuant to Section 4999, a disqualified individual can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G, the Company is denied a deduction for excess parachute payments. We have entered into the Employment Agreements whereby, if it is determined that any payment by us to or for our Chief Executive Officer’s or our President’s benefit would constitute an “excess parachute payment,” we will pay to him a gross-up payment, subject to certain limitations described below, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to such payments. If, however, the net after tax benefit to an executive of receiving the gross-up payment does not exceed a safe harbor amount (e.g., the maximum dollar amount that may be paid to him without imposition of an excise tax) by more than 10%, then the Company will not pay the executive a gross-up payment and such amounts will be reduced, such that they will not constitute an excess parachute payment. In addition, we also maintain the Separation Plan under which payments may be subject to Section 280G. Under the Separation Plan, any payments by us to a participant that constitute excess parachute payments will be reduced as necessary to cause such amounts not to be subject to the limitation on deduction in Section 280G, unless the net after tax benefit to the executive would be greater if such limitation was not imposed. Our Compensation Committee provided for these provisions in each of the Employment Agreements and Separation Plan after discussions with outside compensation consultants and a review of market practices of our peers.

Agreement with Mr. Stuebe.  On February 5, 2009, Mr. Stuebe retired from all positions with us and remained employed with the Company until February 16, 2009 (the “Retirement Date”). In connection with his retirement, Mr. Stuebe and a subsidiary of Alpha entered into an agreement (the “Agreement”). The Agreement provides, among other matters, that Mr. Stuebe will be entitled to payments subject to his release of claims against the Company, and compliance with intellectual property and confidential information, non-disparagement and one-year non-competition and non-solicitation covenants set forth therein, which payments include: (i) a cash payment of three hundred, seventy-eight thousand, three hundred, thirty-two dollars; (ii) 2008 AIB bonus payment (subject to achievement of the performance goals thereunder as determined by the Compensation Committee), (iii) shares deemed earned by him under his 2006 performance share award, subject to achievement of the performance goals thereunder as determined by the Compensation Committee, (iv) a pro rata portion of his 2007 performance share award, subject to the Compensation Committee’s determination of the achievement of the performance goals thereunder and based on the number of full months he provided services to the Company during the performance period (which period is January 1, 2007 through December 31, 2009) with payment, if any, being made after the end of such performance period; and (v) an amendment to his stock option award to permit him to exercise the portion of the option vested as of the Retirement Date until the earlier of February 17, 2010 or the expiration of the option term.

2009 Officer Pay Reductions.  The impact of the worldwide economic downturn has also been felt by Alpha, its employees and their families. Alpha has had to take certain actions such as minimal reduction-in-force, shortened work schedules, and periodic idlements. Our named executive officers as well as other officers have voluntarily forgone portions of their salaried compensation during this period.

Regulatory Considerations

Section 409A.  Section 409A of the Code generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. Final regulations for Section 409A were issued in April 2007, and the transition period for amending plans to comply with Section 409A ended on December 31, 2008. We have modified our compensatory arrangements, including the Employment Agreements and the Separation Plan, so that compensation payable under the arrangements is not subject to taxation under Section 409A, and these changes principally include clarifying the timing of compensatory payments and modifying health, dental, vision and other benefit coverage provisions in order to comply with Section 409A (or certain exceptions thereto). The amendments were not intended to materially increase the benefits payable under our plans and arrangements.

Section 162(m).  Section 162(m) provides that a publicly traded corporation may not deduct compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three highest compensated officers other than the chief executive officer (collectively, “covered employees”), unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective. The regulations under Section 162(m) contain a favorable transition rule which, if certain conditions are met, provide that the deduction limit under Section 162(m) does not apply to any remuneration paid to a covered employee pursuant to a plan or agreement that existed during the period in which the company was not publicly held. This transition rule will expire no later than this Annual Meeting. The Compensation Committee recognized that the transition period was expiring and adopted, and obtained stockholder approval at our 2008 annual meeting of stockholders of, a new AIB under which 2009 AIB awards were granted and intended to comply with the requirements of Section 162(m) and also obtained stockholder approval of the 2005 Long-Term Incentive Plan at the 2008 annual meeting of stockholders so that performance awards granted thereunder would also comply with Section 162(m).

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Alpha’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Compensation Committee’s charter is available on our website at www.alphanr.com.

Respectfully submitted,

The Compensation Committee

E. Linn Draper, Chairman
John W. Fox, Jr.
Ted G. Wood

April 6, 2009

Summary Compensation Table (2008, 2007 and 2006)

The following Summary Compensation Table sets forth information concerning the compensation paid by us in 2006, 2007 and 2008 to Michael J. Quillen, our principal executive officer, David C. Stuebe, our principal financial officer (until February 5, 2009) and Kevin S. Crutchfield, our President, and, in 2007 and 2008, to our other two most highly compensated executive officers for the last completed fiscal year.

						Non-
						Equity
						Incentive
						Plan	All Other
Name and				Stock	Option	Compen-	Compen-
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	sation(4)	sation		Total
Position	Year	($)	($)	($)	($)	($)	($)		($)
Michael J. Quillen,	2008	689,423	996,433	1,773,495	—	1,358,000	154,338	(5)	4,971,689
Chairman of the	2007	663,462	202,500	1,360,093	—	735,000	103,872	(6)	3,064,927
Board and Chief	2006	637,943	130,000	5,209,125	—	522,799	90,161	(7)	6,590,028
Executive Officer

David C. Stuebe(8),	2008	319,608	159,804	236,358	50,160	411,335	47,487	(5)	1,224,752
Former Vice President,	2007	314,204	95,882	332,232	50,160	225,000	40,002	(6)	1,057,480
Treasurer and Chief	2006	298,568	61,760	1,524,660	50,160	205,411	36,732	(7)	2,177,291
Financial Officer

Kevin S. Crutchfield,	2008	545,192	532,227	1,066,187	91,423	876,960	105,123	(5)	3,217,112
President	2007	515,154	157,500	784,771	91,423	510,000	78,789	(6)	2,137,637
	2006	383,862	79,400	2,526,851	91,423	293,856	63,743	(7)	3,439,135

Randy L. McMillion,	2008	339,423	305,023	515,423	99,240	462,000	69,105	(5)	1,790,214
Executive Vice President and Chief	2007	300,265	97,500	482,192	99,240	260,000	48,202	(6)	1,287,399
Operating Officer

Joachim V. Porco,	2008	280,875	143,325	418,615	119,055	373,196	55,022	(5)	1,390,088
Senior Vice President	2007	263,500	81,900	293,866	119,055	250,000	47,505	(6)	1,055,826

(1)	These amounts include payments that were earned under the Retention Compensation Plan dated November 10, 2005, as amended (the “Retention Compensation Plan”), and 2008 payments for long-term incentive award shortfalls described in “Executive Compensation — Compensation Discussion and Analysis.” The amounts earned under the Retention Compensation Plan are bonuses earned in 2006, 2007 and 2008, but not paid until January 2007, January 2008 and January 2009, respectively. The following table sets forth the amounts earned in 2008 under the Retention Compensation Plan and payments made in connection with the 2008 long-term incentive award shortfalls.

	Amounts Earned Under the	2008 Long-Term Incentive
	Retention Compensation Plan ($)	Shortfall Payments ($)

Michael J. Quillen	350,000	646,433
David C. Stuebe	159,804	—
Kevin S. Crutchfield	280,000	252,227
Randy L. McMillion	175,000	130,023
Joachim V. Porco	143,325	—

(2)	These amounts relate to restricted stock that was granted to Mr. Quillen on March 22, 2006, January 16, 2007, February 26, 2007 and January 15, 2008, to Mr. McMillion on August 18, 2005, March 22, 2006, January 16, 2007 and January 15, 2008, to Mr. Stuebe on March 22, 2006 and January 16, 2007, and to Messrs. Crutchfield and Porco on March 22, 2006, January 16, 2007 and January 15, 2008.

On January 15, 2008, January 16, 2007, February 26, 2007 (in the case of Mr. Quillen), and March 22, 2006, we also granted performance share awards to our named executive officers. In the second quarter of 2008, we determined that those awards granted on March 22, 2006 were probable of attainment at a 30% payout level and we accrued related expense under FAS 123R. We are estimating all other grants outlined above will be attained at a 150% payout level and are accruing related expense, except for the individual strategic portion of the 2007 awards.

The 2006 rows for Messrs. Quillen, Crutchfield and Stuebe also include stock purchased by them in 2003 in our predecessor and exchanged for shares of our Common Stock in February 2005. These purchases are required to be recorded as compensation for accounting purposes in accordance with FAS 123R even though they were paid for by the named executives. The values of these shares recorded as compensation expense in 2006 are as follows: Mr. Quillen $4,290,799, Mr. Stuebe $1,287,288 and Mr. Crutchfield $2,145,376.

The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2006, 2007 and 2008, respectively, and are computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 2(q) and Note 16(e) of the consolidated financial statements in the Form 10-K regarding assumptions underlying the value of stock awards.

(3)	These amounts relate to non-qualified stock option awards that were granted on November 10, 2004, February 14, 2005 and May 12, 2005. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2006, 2007 and 2008, respectively, and are computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 3(q) of the consolidated financial statements in Alpha’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 29, 2008, and Note 2(q) and Note 16(e) of the consolidated financial statements in the Form 10-K, regarding assumptions underlying the value of stock option awards.

(4)	These amounts relate to awards paid under the AIB.

(5)	For Mr. Quillen, the items included in this column for 2008 are: 401(k) contributions made by us in the aggregate amount of $11,500, a vehicle allowance (and associated tax gross-up), club associated benefit, our payment of variable group life insurance premiums in the amount of $14,872, our payment of supplemental disability insurance premiums and our contributions to his supplemental retirement plan (“SRP”) account under the Deferred Compensation Plan of $102,930.

For Mr. Stuebe, the items included in this column for 2008 are: 401(k) contributions made by us in the aggregate amount of $11,500, our payment of variable group life insurance premiums in the amount of $14,434, our payment of supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $21,217.

For Mr. Crutchfield, the items included in this column for 2008 are: 401(k) contributions made by us in the aggregate amount of $11,500, a vehicle allowance (and associated tax gross-up), club associated benefit, our payment of variable group life insurance and supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $61,889.

For Mr. McMillion, the items included in this column for 2008 are: 401(k) contributions made by us in the aggregate amount of $11,500, a vehicle allowance (and associated tax gross-up), our payment of variable group life insurance and supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $29,981.

For Mr. Porco, the items included in this column for 2008 are: 401(k) contributions made by us in the aggregate amount of $11,500, a vehicle allowance (and associated tax gross-up), our payment of variable group life insurance and supplemental disability insurance premiums and our contributions to his SRP account under the Deferred Compensation Plan of $19,248.

For a description of the SRP accounts under the Deferred Compensation Plan and the Deferred Compensation Plan generally, see “Executive Compensation — Additional Information Regarding Our Nonqualified Deferred Compensation Table.”

(6)	For the details relating to the amounts set forth in the 2007 rows of the “All Other Compensation” column of the table for Messrs. Quillen, Stuebe, Crutchfield, McMillion and Porco, see the Summary Compensation Table in Alpha’s proxy statement filed on March 27, 2008.

(7)	For the details relating to the amounts set forth in the 2006 rows of the “All Other Compensation” column of the table for Messrs. Quillen, Stuebe and Crutchfield, see the Summary Compensation Table in Alpha’s proxy statement filed on April 6, 2007.

(8)	Mr. Stuebe retired from his officer positions on February 5, 2009 and terminated employment with the Company on February 16, 2009. In connection with his retirement, Mr. Stuebe received the payments and benefits described in “Executive Compensation — Compensation Discussion and Analysis – Agreement with Mr. Stuebe.”

Grants of Plan-Based Awards (2008)

The following table sets forth each grant of cash- or equity-based awards made to our named executive officers in 2008 under plans established by Alpha.

		Estimated Possible Payouts			Estimated Future Payouts
		Under			Under
		Non-Equity Incentive			Equity Incentive Plan
		Plan Awards(1)			Awards(2)
								All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value
								Shares of	of Stock
								Stock or	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Michael J. Quillen	—	350,000	700,000	1,400,000	—	—	—	—	—
	1/15/2008	—	—	—	17,145	34,290	51,435	—	1,495,600
	1/15/2008	—	—	—	—	—	—	34,290	1,012,242

David C. Stuebe	—	119,853	239,706	479,412	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Kevin S. Crutchfield	—	252,000	504,000	1,008,000	—	—	—	—	—
	1/15/2008	—	—	—	11,115	22,230	33,345	—	969,580
	1/15/2008	—	—	—	—	—	—	22,230	656,229

Randy L. McMillion	—	131,250	262,500	525,000	—	—	—	—	—
	1/15/2008	—	—	—	5,505	11,010	16,515	—	480,214
	1/15/2008	—	—	—	—	—	—	11,010	325,014

Joachim V. Porco	—	107,494	214,988	429,975	—	—	—	—	—
	1/15/2008	—	—	—	4,620	9,240	13,860	—	403,014
	1/15/2008	—	—	—	—	—	—	9,240	272,766

(1)	The amounts relate to bonuses to be paid in 2009, if earned in 2008, under the AIB. For the actual amount of the 2008 AIB awards paid to our named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The number of performance shares earned under the 2005 Long-Term Incentive Plan will be based upon a three-year performance cycle as more fully described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and the Grants of Plan-Based Awards Table.”

(3)	The amounts represent the number of shares of restricted stock granted to each of our named executive officers in 2008 under the 2005 Long-Term Incentive Plan.

(4)	The full grant date fair value calculations are computed in accordance with FAS 123R for the restricted stock and performance share awards granted in 2008 under the 2005 Long-Term Incentive Plan (disregarding any estimates of forfeitures related to service-based vesting conditions). The calculations relating to the performance share awards are based on the maximum number of performance shares, which may be earned under the awards. See Note 2(q) and Note 16(e) of the consolidated financial statements in Alpha’s 10-K regarding assumptions underlying the value of these awards.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts

Fourth Amended and Restated Employment Agreement with Michael J. Quillen.  Our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC (“Alpha Services”), entered into a Fourth Amended and Restated Employment Agreement with Mr. Quillen, to serve as our Chief Executive Officer, and to be nominated for re-election to our Board, which agreement originally became effective as of January 1, 2006. The current term of Mr. Quillen’s Employment Agreement ends on December 31, 2009, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Quillen or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreement, Mr. Quillen is entitled to the following: (i) a minimum annual base salary of $700,000, (ii) an annual bonus targeted at 100% of his then current base salary, with a maximum target bonus opportunity of 200% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our Retention Compensation Plan on the same basis as his direct reports, (iv) participation in our long-term incentive plans, including equity incentive plans, and provided further that each time our Compensation Committee or Board awards any equity securities to any senior executive officers reporting directly to Mr. Quillen, other than inducement awards to potential new employees, Mr. Quillen will receive an equity award of the same type of security granted to his direct reports targeted at 150% of the highest number of such security granted to a direct report on a particular grant and under the same terms and conditions of such award, (v) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (vi) reimbursement of business expenses, and (vii) participation in our benefit plans on the same basis as other employees.

Mr. Quillen is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Quillen may be entitled are discussed in detail under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Second Amended and Restated Employment Agreement with Kevin S. Crutchfield.  Alpha Services entered into a Second Amended and Restated Employment Agreement with Mr. Crutchfield, to serve as our President, and to be nominated for re-election to our Board, which agreement became effective as of March 22, 2006. The current term of Mr. Crutchfield’s Employment Agreement ends on December 31, 2009, and the agreement term automatically renews for successive annual terms unless terminated by Mr. Crutchfield or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreement, Mr. Crutchfield is entitled to the following: (i) a minimum annual base salary of $560,000, (ii) an annual bonus with a threshold pay-out opportunity of 45% of his then current base salary, a target pay-out opportunity of 90% of his then current base salary, and a maximum bonus opportunity of 180% of his then current base salary, based upon achievement of certain performance and other goals, (iii) participation in our Retention Compensation Plan, (iv) participation in our long-term incentive plans, including its equity incentive plans, (v) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (vi) reimbursement of business expenses, and (vii) participation in our benefit plans on the same basis as other employees.

Mr. Crutchfield is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for “good reason” and termination without “employer cause.” These events and the related payouts to which Mr. Crutchfield may be entitled to are discussed under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Retention Compensation Plan

We maintained the Retention Compensation Plan which provided each named executive officer with the following: a payment equal to 20% of his 2006 annual base salary in January 2007, a payment equal to 30% of his 2007 annual base salary in January 2008 and a payment equal to 50% of his 2008 annual base salary in January 2009, provided that such officer was employed by Alpha on the relevant payment date.

Stock Options, Performance Shares and Restricted Stock

We have adopted the 2005 Long-Term Incentive Plan, and have assumed the Amended and Restated 2004 Long-Term Incentive Plan, which provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, share unit awards, dividend equivalents, performance-based awards and other types of awards deemed by the Compensation Committee to be consistent with the purposes of the plans. These plans provide that our Compensation Committee will determine, in its discretion, any awards and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient or of a “change in control” of Alpha. For more information regarding the effects of an employment termination or change in control on any of these awards, see “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

During 2004 and 2005, we issued non-qualified stock options under both the 2004 Long-Term Incentive Plan and the 2005 Long-Term Incentive Plan. Each outstanding stock option issued to our named executive officers under the plans has been issued pursuant to an option agreement that provides for vesting over a five-year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date while the executive continues to be employed by us.

From 2005 to 2008, we granted annual restricted stock awards and performance share awards under the 2005 Long-Term Incentive Plan. Our named executive officers were granted performance share awards entitling them to receive shares of our Common Stock following the end of a three-year performance period that commenced on January 1, 2006, with respect to the 2006 awards, January 1, 2007, with respect to the 2007 awards, and January 1, 2008, with respect to the 2008 awards. Payout of the awards, if earned, of shares of stock following the end of the performance period will be based on an amount equal to a percentage of the executive’s annual base salary multiplied by a percentage ranging from 0% to 200%, in the case of the 2006 awards, 0% to 150%, in the case of the 2007 awards, and 0% to 150%, in the case of the 2008 awards, determined by the extent to which we achieve targeted growth in operating income and ROIC during the performance period, with respect to the 2006 awards; relative stockholder return, operating income and strategic goals, in the case of the 2007 awards; and EBITDA, relative stockholder return, operating income and strategic goals, with respect to the 2008 awards. Each of the performance share awards granted to these executives has been awarded pursuant to a performance share award agreement, which provides that the executive will not be entitled to receive any shares or other compensation with respect to the performance share awards if the executive ceases to be employed by us, except under certain circumstances which are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Our named executive officers were also granted restricted stock awards under our 2005 Long-Term Incentive Plan. These awards were made pursuant to restricted stock agreements that provide for vesting over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the applicable grant date. The agreements provide that all unvested shares are automatically forfeited on the date the executive ceases to be employed by us, except upon certain circumstances which are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

IPO Restricted Stock Awards.  In connection with our internal restructuring and initial public offering in late 2004, certain of our named executive officers were awarded shares of restricted stock, subject to the terms of a stockholders’ agreement, which has subsequently been terminated, among Alpha, certain institutional former holders of our Common Stock and our management stockholders. The restrictions on these shares lapsed in two installments on December 31, 2005 and December 31, 2006.

Long-Term Incentive Award Shortfall Payments

As more fully described under “Executive Compensation — Compensation Discussion and Analysis,” due to shortfalls in the value of Alpha’s 2008 LTI awards as compared to the 75th percentile of peer company competitive practice, Messrs. Quillen, Crutchfield and McMillion each received one-time cash bonuses to make up for such shortfalls.

Annual Incentive Bonus Plan

As described under “Executive Compensation — Compensation Discussion and Analysis,” each of our named executive officers, as well as other executive officers and key employees, are eligible to participate in the AIB. Upon our achievement of certain pre-established financial and individual performance goals, each of the participants will be eligible to receive a cash bonus based upon their annual base salary. Achievement of the financial and individual performance goals is measured following the completion of the year and payment of any earned bonuses is made within the first quarter of the year following the measurement period. In order to be eligible to receive a cash bonus under the AIB, the participant must generally be employed through the end of the year. However, in the event that a participant in the AIB terminates his or her employment during a given year as a result of retirement, death or permanent disability, our Compensation Committee, upon advice of management and in consultation with the full Board, if advisable, may approve the payment of a pro-rata portion of his or her bonus.

Perquisites and Other Benefits

We offer certain limited perquisites and other benefits to our named executive officers and certain other employees as described below:

Variable Group Life Insurance.  We provide our named executive officers and certain other employees with an enhanced life insurance benefit in which their life insurance coverage is three times annual base salary up to a $2 million maximum.

Supplemental Disability Insurance (“SDIP”).  We also pay the premiums for income protection insurance coverage for our named executive officers and selected key employees, which complements our current optional group long-term disability coverage by providing additional protection against the financial impacts of a disability. Under our optional long-term disability program, we and the employee equally split the premium cost and, to receive the SDIP benefit, an eligible employee does not have to be enrolled in the optional group long-term disability coverage. The SDIP provides a monthly benefit in the event of a disability, which, in concert with the optional long-term disability program, enables our named executive officers and other key employees to protect up to 60% of their total income, including base salary and eligible bonus compensation.

Vehicle Allowance.  Certain of our named executive officers and other employees receive a vehicle allowance benefit.

Outstanding Equity Awards at Fiscal Year-End (2008)

The following table sets forth all unexercised options and stock awards, which have not vested, that were granted to our named executive officers and outstanding as of December 31, 2008.

Option Awards						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan			Number	Market	Unearned	Value of
			Awards:			of	Value of	Shares,	Unearned
	Number of	Number of	Number			Shares or	Shares or	Units or	Shares,
	Securities	Securities	of Securities			Units of	Units of	Other	Units or
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested(4)	Vested(5)	Vested(6)	Vested(5)
Name	Exercisable(1)	Unexercisable(2)	(#)	($)	Date	(#)	($)	(#)	($)
Michael J. Quillen	—	—	—	—	—	121,320	1,964,171	—	—
	—	—	—	—	—	—	—	148,233	2,399,892

David C. Stuebe	—	16,000	—	19.00	2/17/2010(3)	—	—	—	—
	—	—	—	—	—	21,414	346,693	—	—
	—	—	—	—	—	—	—	25,046	405,495

Kevin S. Crutchfield	43,743	29,162	—	19.00	2/13/2015	—	—	—	—
	—	—	—	—	—	71,802	1,162,474	—	—
	—	—	—	—	—	—	—	98,733	1,598,487

Randy L. McMillion	36,000	24,000	—	23.50	5/11/2015	—	—	—	—
	—	—	—	—	—	34,401	556,952	—	—
	—	—	—	—	—	—	—	48,865	791,124

Joachim V. Porco	—	11,785	—	12.73	11/10/2014	—	—	—	—
	—	4,000	—	19.00	2/13/2015	—	—	—	—
	—	—	—	—	—	27,668	447,945	—	—
	—	—	—	—	—	—	—	39,634	641,674

(1)	Below is the vesting information for options that are exercisable as of December 31, 2008:

			Exercisable
	Vesting	Number of	Portion of
Name	Date	Shares	Awards

Kevin S. Crutchfield	2/14/2006	14,581
	2/14/2007	14,581
	2/14/2008	14,581	43,743
Randy L. McMillion	5/12/2006	12,000
	5/12/2007	12,000
	5/12/2008	12,000	36,000

(2)	Below is the vesting information for options that are unexercisable as of December 31, 2008:

			Unexercisable
	Vesting	Number of	Portion of
Name	Date	Shares	Awards

David C. Stuebe	2/14/2009	8,000
	2/14/2010	8,000	16,000
Kevin S. Crutchfield	2/14/2009	14,581
	2/14/2010	14,581	29,162
Randy L. McMillion	5/12/2009	12,000
	5/12/2010	12,000	24,000
Joachim V. Porco	11/10/2009	11,785	11,785
	2/14/2009	2,000
	2/14/2010	2,000	4,000

(3)	The original expiration date of this option award was February 13, 2015. In connection with Mr. Stuebe’s retirement, the option award was amended to permit Mr. Stuebe to exercise the portion of the option vested as of the date of his retirement until the earlier of February 17, 2010 or the expiration of the option term

(4)	This column includes the 2006 performance shares, which had a performance period of January 1, 2006 through December 31, 2008. The performance conditions relating to the 2006 performance shares were satisfied on December 31, 2008, but the performance shares remained unvested until February 10, 2009. Such number of shares delivered in connection with the vesting are included in this column and set forth in “Executive Compensation — Compensation Discussion and Analysis.” This column also includes unvested restricted stock awards. Below is the vesting information for shares of restricted stock that are outstanding as of December 31, 2008:

	Vesting	Number of
Name	Date	Shares	Awards

Michael J. Quillen	1/3/2009	25,255	25,255
	1/7/2009	25,000
	1/7/2010	25,000	50,000
	1/7/2009	1,017
	1/7/2010	1,017	2,034
	1/7/2009	11,430
	1/7/2010	11,430
	1/7/2011	11,430	34,290
David C. Stuebe	1/3/2009	6,528	6,528
	1/7/2009	6,184
	1/7/2010	6,184	12,368
Kevin S. Crutchfield	1/3/2009	10,491	10,491
	1/7/2009	17,517
	1/7/2010	17,517	35,034
	1/7/2009	7,410
	1/7/2010	7,410
	1/7/2011	7,410	22,230
Randy L. McMillion	1/3/2009	4,371	4,371
	1/7/2009	8,667
	1/7/2010	8,667	17,334
	1/7/2009	3,670
	1/7/2010	3,670
	1/7/2011	3,670	11,010
Joachim V. Porco	1/3/2009	3,290	3,290
	1/7/2009	6,934
	1/7/2010	6,934	13,868
	1/7/2009	3,080
	1/7/2010	3,080
	1/7/2011	3,080	9,240

(5)	These values were calculated based on a market price of $16.19 per share, the closing market price per share of Alpha’s Common Stock on December 31, 2008. In the case of the final column, the payout value reported is based on achieving performance goals at the maximum level for 2007 grants, and at the maximum level for 2008 grants.

(6)	This column shows the number of unvested performance shares (for which the performance conditions have not been satisfied) as of December 31, 2008. The scheduled vesting date for the 2007 performance share awards is in the first quarter of 2010 and, in the case of the 2008 performance share awards, in the first quarter of 2011, assuming, in both cases, the achievement of pre-established performance objectives. The performance share amounts presented for the 2007 performance share awards are based on achieving performance goals at maximum levels (150%). The performance share amounts presented for the 2008 performance share awards are based on achieving performance goals at maximum levels (150%). The table below sets forth the number of performance shares granted in 2007 and 2008, respectively, at the levels described in the preceding sentences.

Name	2007	2008

Michael J. Quillen	105,369	42,864
David C. Stuebe	25,046	—
Kevin S. Crutchfield	70,945	27,788
Randy L. McMillion	35,101	13,764
Joachim V. Porco	28,084	11,550

Option Exercises and Stock Vested (2008)

The following table sets forth information concerning each exercise of stock options and the vesting of restricted stock awards during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
Michael J. Quillen	—	—	51,272	1,553,323

David C. Stuebe	24,000	677,738	12,712	385,631

Kevin S. Crutchfield	—	—	28,008	842,178

Randy L. McMillion	—	—	17,038	629,858

Joachim V. Porco	13,782	212,159	10,224	306,391

(1)	The value realized upon exercise of an option is based on the difference between the market price per share of the underlying stock at exercise and the exercise price per share of the options. This column does not reflect the taxes paid by the executives in connection with the exercise of the awards.

(2)	The restricted stock vested on January 3, and January 7, 2008 for Messrs. Quillen, Stuebe, Crutchfield and Porco. Mr. McMillion’s restricted stock vested on January 3, January 7, and May 12, 2008. The value realized upon vesting of the restricted stock is based upon the closing market price of our Common Stock on the date of vesting, which was $31.27 per share on January 3, 2008, $29.35 per share on January 7, 2008, and $59.70 per share on May 12, 2008. This column does not reflect the taxes paid by the executives in connection with the vesting of the awards.

Nonqualified Deferred Compensation (2008)

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate		Balance
	Contributions in	Contributions in	Earnings	Aggregate	at Last
	Last Fiscal	Last Fiscal	in Last Fiscal	Withdrawals/	Fiscal Year
	Year	Year(1)	Year(2)	Distributions(3)	End(4)
Name	($)	($)	($)	($)	($)
Michael J. Quillen	—	102,930	11,563	—	323,157

David C. Stuebe	—	21,217	3,972	—	95,238

Kevin S. Crutchfield	—	61,889	7,448	—	205,385

Randy L. McMillion	—	29,981	1,508	—	56,319

Joachim V. Porco	—	19,248	2,142	—	57,586

(1)	The SRP accounts under the Deferred Compensation Plan were established to assist the named executive officers, among others, in saving towards retirement in the event that such person is limited to the amount of his

401(k) contribution due to Internal Revenue Service regulations. Our contributions in 2008 to each named executive officer’s SRP account are also included in the 2008 rows of the “All Other Compensation” column of the Summary Compensation Table.

(2)	Earnings under the SRP accounts are calculated using the Moody’s AAA corporate bond rate which is selected by us and may not be changed without the approval of our Compensation Committee. This rate is applied to the amount currently in the SRP account for each individual named executive officer. Since these earnings are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table.

(3)	There have been no withdrawals or distributions in 2008.

(4)	This column for Messrs. Quillen, Stuebe and Crutchfield includes our 2006 and 2007 SRP contributions to their respective accounts (which were $42,170 and $55,059, for Mr. Quillen, $15,073 and $18,497, for Mr.Stuebe, and $23,035 and $33,288, for Mr. Crutchfield) and included in the 2006 and 2007 rows of the “All Other Compensation” column of the Summary Compensation Table, This column for Messrs. McMillion and Porco includes our 2007 SRP contributions to their respective accounts (which were $11,620, for Mr. McMillion, and $13,144, for Mr. Porco), and included in the 2007 rows of the “All Other Compensation” column of the Summary Compensation Table. Further, the 2007 aggregate earnings reported for each named executive officer in the proxy statement filed by the Company in 2008 were incorrect. The following additional amounts should have been reported for each named executive officer in the 2008 proxy statement and have been included in this column: Mr. Quillen — $1,129, Mr. Stuebe — $391, Mr. Crutchfield — $747, Mr. McMillion — $108, and Mr. Porco — $184.

Additional Information Regarding Our Nonqualified Deferred Compensation Plan Table

Deferred Compensation Plan

We currently maintain the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan. The purpose of this plan is to assist us in retaining and attracting key executives and select employees by providing them with an opportunity to defer all or a portion of their income. Under the plan, an eligible employee may defer all or a portion of any bonus or incentive compensation he or she would have otherwise received during the year. This compensation is 100% vested upon deferral and may be held in either a retirement account or in-service account for payout at a later date. The plan also includes a SRP account feature that provides benefits that would otherwise be denied participants by reason of certain limitations in the Code. Pursuant to this feature of the plan, we may make an annual contribution to the SRP accounts of participants that is equal to (i) 3% of his or her total annual compensation for the prior year in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans, plus (ii) 50% of the bonus or incentive compensation the participant deferred in the prior year (not to exceed 2% of his or her annual compensation for the prior year in excess of the compensation limits for the year). SRP contributions made by us (and interest thereon) to a participant’s account under the plan only become a vested benefit of the participant after completion of five years of service with us.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our named executive officers in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2008 and a valuation of our Common Stock based on its closing market price on December 31, 2008 of $16.19 per share. The analysis below assumes that each executive will take all action necessary or appropriate for such executive to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below. Additional descriptions of the terms of our agreements, plans and arrangements with our named executive officers are set forth in “Executive

Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive officer including, without limitation, under our Deferred Compensation Plan (which are shown in the Nonqualified Deferred Compensation Table) and any stock options vested as of December 31, 2008 (which are shown in the Outstanding Equity Awards at Fiscal Year-End Table).

A description of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with termination of employment or a change in control are described under “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

The explanatory footnotes relating to the tables below are set forth after the table for Mr. Porco.

Michael J. Quillen

					Termination in
				Termination	Connection
				without	with a
	Voluntary		Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
	(In dollars)

Compensation
Cash Severance	—	—	—	2,800,000	4,200,000	—	—
Pro-Rata Bonus	—	700,000(3)	—	700,000	700,000	700,000(3)	700,000(3)
CIC Bonus Payment	—	—	—	—	700,000	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	—	—	—
Restricted Stock —
Unvested & Accelerated	—	—(4)	—	1,806,464(5)	1,806,464	1,806,464	1,806,464
Performance Shares —
Unvested & Accelerated	—	1,553,171(6)	—	2,344,490(6)	2,344,490	2,344,490(6)	2,344,490(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—	—	—	7,800	7,800	—	—
Supplemental Disability	—	—	—	—	—	—	312,070(8)
Retiree Medical(9)	—	—	—	—	—	—	—
Life Insurance	—	—	—	31,100(10)	49,000(10)	1,000,000(11)	—
Outplacement	—	—	—	15,000	30,000	—	—
280G Tax Gross Up/ Scale-Back(12)	—	—	—	—	3,641,950	—	—
Total	—	2,253,171	—	7,704,854	13,479,704	5,850,954	5,163,024

David C. Stuebe (13)

					Termination in
				Termination	Connection
				without	with a
	Voluntary		Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
	(In dollars)

Compensation
Cash Severance	—	—	—	838,971	1,118,628	—	—
Pro-Rata Bonus	—	239,706(3)	—	239,706	239,706	239,706(3)	239,706(3)
CIC Bonus Payment	—	—	—	—	239,706	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	169,797	—	—
Restricted Stock —
Unvested & Accelerated	—	—(4)	—	305,926(5)	305,926	305,926	305,926
Performance Shares —
Unvested & Accelerated	—	336,121(6)	—	436,240(6)	436,240	336,121(6)	336,121(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—	—	—	—	—	—	—
Supplemental Disability	—	—	—	—	—	—	27,600(8)
Retiree Medical(9)	—	—	—	—	—	—	—
Life Insurance	—	—	—	—	—	479,500(11)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up/ Scale-Back(12)	—	—	—	—	(452,185)	—	—
Total	—	575,827	—	1,835,843	2,072,818	1,361,253	909,353

Kevin S. Crutchfield

					Termination in
				Termination	Connection
				without	with a
	Voluntary		Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
	(In dollars)

Compensation
Cash Severance	1,596,000(2)	—	—	2,128,000	2,660,000	—	—
Pro-Rata Bonus	—	—(3)	—	504,000	504,000	504,000(3)	504,000(3)
CIC Bonus Payment	—	—	—	—	504,000	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	309,476	—	—
Restricted Stock —
Unvested & Accelerated	—	—(4)	—	1,096,953(5)	1,096,953	1,096,953	1,096,953
Performance Shares —
Unvested & Accelerated	—	—(6)	—	1,429,091(6)	1,429,091	1,429,091(6)	1,429,091(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—	—	—	22,500	22,500	—	—
Supplemental Disability	—	—	—	—	—	—	1,203,680(8)
Retiree Medical(9)	—	—	—	—	—	—	—
Life Insurance	—	—	—	9,300(10)	9,300(10)	840,000(11)	—
Outplacement	—	—	—	—	15,000	—	—
280G Tax Gross Up/ Scale-Back(12)	—	—	—	—	2,309,932	—	—
Total	1,596,000	—	—	5,189,844	8,860,252	3,870,044	4,233,724

Randy L. McMillion

					Termination in
				Termination	Connection
				without	with a
	Voluntary		Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
	(In dollars)

Compensation
Cash Severance	—	—	—	918,750	1,225,000	—	—
Pro-Rata Bonus	—	—(3)	—	262,500	262,500	262,500(3)	262,500(3)
CIC Bonus Payment	—	—	—	—	262,500	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	244,886	—	—
Restricted Stock —
Unvested & Accelerated	—	—(4)	—	529,656(5)	529,656	529,656	529,656
Performance Shares —
Unvested & Accelerated	—	—(6)	—	690,196(6)	690,196	431,043(6)	431,043(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—	—	—	22,500	22,500	—	—
Supplemental Disability	—	—	—	—	—	—	910,550(8)
Retiree Medical(9)	—	—	—	—	—	—	—
Life Insurance	—	—	—	8,500(10)	8,500(10)	525,000(11)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up/ Scale-Back(12)	—	—	—	—	—	—	—
Total	—	—	—	2,447,102	3,260,738	1,748,199	2,133,749

Joachim V. Porco

					Termination in
				Termination	Connection
				without	with a
	Voluntary		Termination	Cause or for	Change in
	Termination	Retirement	for Cause	Good Reason	Control(1)	Death	Disability
	(In dollars)

Compensation
Cash Severance	—	—	—	752,456	1,003,275	—	—
Pro-Rata Bonus	—	—(3)	—	214,988	214,988	214,988(3)	214,988(3)
CIC Bonus Payment	—	—	—	—	214,988	—	—
Long Term Incentives
Stock Options —
Unvested & Accelerated	—	—	—	—	177,959	—	—
Restricted Stock —
Unvested & Accelerated	—	—(4)	—	427,384(5)	427,384	427,384	427,384
Performance Shares —
Unvested & Accelerated	—	—(6)	—	554,896(6)	554,896	342,904(6)	342,904(6)
Benefits and Perquisites
Health & Dental Insurance(7)	—	—	—	22,500	22,500	—	—
Supplemental Disability	—	—	—	—	—	—	729,860(8)
Retiree Medical(9)	—	—	—	—	—	—	—
Life Insurance	—	—	—	5,500(10)	5,500(10)	430,000(11)	—
Outplacement	—	—	—	15,000	15,000	—	—
280G Tax Gross Up/ Scale-Back(12)	—	—	—	—	—	—	—
Total	—	—	—	1,992,724	2,636,490	1,415,276	1,715,136

Footnotes to the Tables

(1)	Additionally, upon a change in control, our named executive officers would receive certain payments regardless of employment termination, which payments consist of (i) acceleration of any unvested option, restricted stock and performance share awards (at a target performance level) and (ii) a pro-rata change in control bonus which is described more fully in “Executive Compensation — Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.” The amounts are reflected in this column.

(2)	This number is presented assuming that Alpha exercised its rights under Mr. Crutchfield’s Employment Agreement to subject him to the non-solicitation and non-competition provisions of his agreement in the event of his voluntary resignation.

(3)	The amounts reflect an assumption that our Compensation Committee has exercised its discretion to approve the payment of a pro-rata bonus under the AIB under the circumstances of death or disability, and that performance goals were achieved at target. In the case of retirement, Messrs. Quillen and Stuebe are the only named executives over the age of 60 and we believe it is unlikely that the Company would determine that any other named executives, who are all under the age of 55, would be deemed retired if such persons had terminated employment with Alpha on December 31, 2008. These assumptions are not intended to be suggestive of the decisions that the Compensation Committee will make in any actual circumstances.

(4)	In February 2009, the Compensation Committee approved that it may determine, in its discretion, that an employee’s termination of employment is a retirement, such that the unvested portion of restricted stock awards held by such person will accelerate and vest. Messrs. Quillen and Stuebe are the only named executives over the age of 60 and we believe it is unlikely that the Company would determine that any other named executives, who are all under the age of 55, would be deemed retired if such persons had terminated employment with Alpha on December 31, 2008. Assuming that the Compensation Committee would have made such a determination with respect to Messrs. Quillen and Stuebe, the value of the accelerated portion of their restricted stock awards as of such date would have been $1,806,464 and $305,926, respectively. These assumptions are not intended to be suggestive of the decisions that the Compensation Committee will make in any actual circumstances.

(5)	In the case of the 2006 restricted stock awards, the unvested portion of the awards would not vest in connection with a good reason termination.

(6)	The amounts reflect an assumption that performance was achieved at the target award level. In the case of retirement, Messrs. Quillen and Stuebe are the only named executives over the age of 60 and we believe it is unlikely that the Company would determine that any other named executives, who are all under the age of 55, would be deemed retired if such persons had terminated employment with Alpha on December 31, 2008. This assumption is not intended to be suggestive of the decisions that the Compensation Committee will make in any actual circumstances. In the case of the 2006 performance share awards, the unvested portion of the awards would not be deemed vested at any level in connection with a good reason termination.

(7)	For Messrs. Quillen, Crutchfield, McMillion and Porco, “Health & Dental” benefit expense reflects cumulative COBRA costs for applicable continuation period based on 2009 COBRA rates which are adjusted for expected increases in 2010. For 2010, the adjustment for the expected increase is 9.0% for medical, 6.0% for dental, and 2.9% for vision. In the case of Mr. Stuebe, he is older than age 65 and thus he would not be entitled to the additional health and life benefits set forth in the Separation Plan.

(8)	These amounts represent the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy for each individual. The maximum duration is based on the age of the insured as of the date of disability such that each of Messrs. Quillen, Crutchfield, McMillion and Porco would be entitled to receive benefits until age 65 (should they remain disabled until such age).

(9)	As of December 31, 2008, each of Messrs. Stuebe, Crutchfield, McMillion and Porco do not meet the eligibility criteria for retiree medical coverage and thus coverage also would not be available to their respective spouses. Mr. Quillen does meet the eligibility criteria but no amount is shown because the retiree medical benefit plan does not discriminate in favor of executive officers and is generally available to employees who meet the eligibility criteria of the plan.

(10)	Life insurance expense represents the sum of monthly premiums to be paid by us.

(11)	In the case of death, the lump sum benefit payable by the insurance carrier under the terms of the insurance policy.

(12)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses. Assumptions used in the proxy statement include: (i) highest marginal federal, Virginia state and FICA tax rates of 35%, 6.00% and 1.45%, respectively (the state tax rates for executives residing in Pennsylvania and West Virginia are 9.99% and 8.75%, respectively); (ii) stock options are assumed to be fully vested and/or exercisable and valued based on the spread of the option and the parachute portion is determined in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G; (iii) restricted stock is assumed to be fully vested and is valued at the stock price on the date of termination, the parachute portion is determined in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G; (iv) performance shares are assumed to be fully vested at target levels, are valued at the stock price on the date of termination and are considered 100% parachute (we did not take the position that any part of performance based equity was reasonable compensation for services prior to the change in control); (v) present values were determined using 120% of the following December semi-annual applicable federal rates — (a) short — 1.63% for payments made less than three years from the date of termination; (b) medium — 3.4% for payments made between three years and nine years from the date of termination; and/or (c) long — 5.28% for payments made after nine years from the date of termination; and (vi) no value was attributed to the non-competition covenants.

(13)	Mr. Stuebe retired from his officer positions on February 5, 2009 and terminated employment with the Company on February 16, 2009. For a description of the payments and benefits he received in connection with retirement, see “Executive Compensation — Compensation Discussion and Analysis — Agreement with Mr. Stuebe.”

Additional Information Regarding the Tables Relating to Potential Payments Upon
Employment Termination or Change in Control

The following narrative is provided to describe the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth in “— Definitions” herein.

Employment Agreements

The Employment Agreements with Messrs. Quillen and Crutchfield provide for certain additional payments to them under circumstances such as their resignation for good reason, employment termination without employer cause or upon a change in control.

Messrs. Quillen’s and Crutchfield’s Employment Agreements provide that in the event of a change in control, each executive will receive a lump-sum cash payment equal to his pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that such executive was employed by us prior to the change in control.

In general, we may terminate either Mr. Quillen’s or Mr. Crutchfield’s employment at any time and for any reason and either of them may resign at any time and for any reason, subject to applicable notice periods. If either Mr. Quillen or Mr. Crutchfield retires, elects not to renew the term of the agreement or voluntarily terminates (other than for good reason), or is terminated by us for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued base salary and other amounts accrued and/or owing to him, (ii) vested amounts under the Company’s Deferred Compensation

Plan; (iii) if applicable, retiree medical benefits under our retiree medical benefit plan, and (iv) such other amounts as determined by our Compensation Committee or Board.

If either Mr. Quillen’s or Mr. Crutchfield’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued base salary and other amounts accrued and/or owing to him, (ii) vested amounts under the Company’s Deferred Compensation Plan; (iii) a pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us, and (iv) if applicable, retiree medical benefits under our retiree medical benefit plan.

If either Mr. Quillen or Mr. Crutchfield resigns for good reason or we terminate his employment without employer cause (including not renewing the term), he will be entitled, subject to his execution of a release, to the following:

(i) two times his base salary and target bonus, which will be paid to Mr. Quillen, in lump sum, no later than 60 days after the effective date of the termination of employment. With respect to Mr. Crutchfield, an amount equal to the maximum amount eligible to be paid under treasury regulation § 1.409A-1(b)(9)(iii) will be paid no later than 60 days after the effective date of termination of employment, with the remaining balance of such payment paid in equal installments in accordance with the Company’s customary payroll practices commencing the first pay period after the six-month anniversary of the termination date and generally ending on the one-year anniversary of the termination date;

(ii) a lump sum payment of his pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to him (including any vested amounts under the Deferred Compensation Plan);

(iv) certain medical, life and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months). For Mr. Quillen, health and life insurance benefits will be provided for 24 months. His health benefits will be provided through COBRA, the retiree medical benefit plan, or reimbursement of an individual policy and his life insurance benefits will be provided through reimbursement of the premiums for an individual conversion policy; and

(v) with respect to Mr. Quillen, a lump sum cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

If either Mr. Quillen’s or Mr. Crutchfield’s employment is terminated during the 90 days prior to, on or within one year after a change in control by either of them for good reason or us other than for (x) employer cause, (y) death or (z) permanent disability, each of them will be entitled, subject to his execution of a release, to the following:

(i) a lump sum payment equal to a multiple of his base salary and target bonus (three times, in the case of Mr. Quillen, and two and one-half times in the case of Mr. Crutchfield);

(ii) a lump sum payment of a pro-rata share of any individual bonuses or individual incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to him (including vested amounts under the Company’s Deferred Compensation Plan);

(iv) certain medical, life and other welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months). For Mr. Quillen, health and life insurance benefits will be provided for 36 months. His health benefits will be provided through COBRA, the retiree medical benefit plan, or reimbursement of an individual policy and his life insurance benefits will be provided through reimbursement of the premiums for an individual conversion policy;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the applicable service period after the employment termination date (36 months for Mr. Quillen and 24 months for Mr. Crutchfield); and

(vi) a cash payment of $15,000 to Mr. Crutchfield and $30,000 to Mr. Quillen to cover outplacement assistance services and other expenses associated with seeking another position.

Mr. Crutchfield’s Employment Agreement further provides that if he voluntarily terminates his employment with us during the term or we elect not to renew the term of his employment agreement, the non-competition and non-solicitation provisions of his agreement will only apply if we, at our option, invoke such provisions by written notice to him and pay him the following: (i) one and one-half times his base salary in effect as of the termination of his employment plus (ii) one and one-half times his target bonus for the year in which the effective date of his termination of employment occurs, with the first half of such payment being paid to Mr. Crutchfield on the six month anniversary of the effective date of his termination of employment and the remaining balance being paid to him in equal installments in accordance with Alpha’s customary payroll practices commencing the first pay period after the six-month anniversary of termination and generally ending on the one-year anniversary of the effective date of termination.

In addition, in the event either Mr. Quillen’s or Mr. Crutchfield’s employment is terminated due to death, permanent disability, for good reason or without cause, any unvested portion of equity awards granted to him by us, after the date of his employment agreement, will vest in full (unless otherwise consented to by him) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or a specified anniversary of his employment termination date (the third anniversary for Mr. Quillen and the second anniversary for Mr. Crutchfield); provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

In the event that any payments or distributions to Messrs. Quillen or Crutchfield would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the agreement obligates us (subject to certain exceptions) to pay him an additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.

Under the terms of the Employment Agreements, Messrs. Quillen and Crutchfield have also agreed to certain confidentiality, non-competition and non-solicitation obligations. These provisions essentially provide that, (i) during the term of their respective employment and thereafter, each of Messrs. Quillen and Crutchfield must keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, and our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, neither of

Messrs. Quillen or Crutchfield will (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the territory designated in the agreement, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the designated territory to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal. In the case of Mr. Quillen, the designated territory encompassed by his non-competition and non-solicitation obligations is the contiguous United States. In the case of Mr. Crutchfield, the designated territory encompassed by his non-competition and non-solicitation obligations is any state in which we or our affiliates or subsidiaries conducts operations during the term of his employment.

Key Employee Separation Plan

Our Compensation Committee approved the Separation Plan, and two of our named executive officers, Messrs. McMillion and Porco, among other officers, are current participants in the plan. Mr. Stuebe participated in the Separation Plan at the same levels as Messrs. McMillion and Porco until his retirement.

In the event of a “change in control,” participants will be entitled to receive a lump-sum cash payment equal to such participant’s pro-rata target annual bonus for the year in which the change in control occurs. Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event a participant’s employment is terminated by us without cause or by a participant for good reason prior to the 90 days preceding a change in control, the participant will be entitled to receive the following:

(i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. McMillion and Porco, such factor is one and one-half);

(ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to such participant;

(iv) certain health and life benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he or she had continued participation in those plans for the applicable service period (in the case of each of Messrs. McMillion and Porco, such period is 18 months) after the employment termination date; and

(vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without cause or by participant for good reason during the 90 days prior to, on or within one year after a change in control, the participant will be entitled to receive the following:

(i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. McMillion and Porco, that factor is two);

(ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us;

(iii) any accrued base salary and other amounts accrued and/or owing to such participant;

(iv) certain health and life benefits until the earliest to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period;

(v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he or she had continued participation in those plans for the applicable service period (in the case of each of Messrs. McMillion and Porco, such period is 24 months) after the employment termination date; and

(vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

In the event of a termination of a participant’s employment with us under the circumstances described above, any unvested portion of equity awards granted to any participant by us, after the effective date of the plan, will vest in full (unless otherwise consented to by the participant) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the one year anniversary of the employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

Under the terms of the Separation Plan, Messrs. McMillion and Porco and other participants must agree, prior to their receipt of any payments or benefits thereunder, to execute a general release, non-disparagement and non-competition agreement. These provisions essentially provide that, (i) each of Messrs. McMillion and Porco will keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, Messrs. McMillion and Porco will not (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engages in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the contiguous United States, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the contiguous United States to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal.

Vesting Provisions Regarding Options, Performance Shares and Restricted Stock Awards

As discussed more fully under “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table,” the 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan provide for the granting of a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards.

With respect to option awards, the option agreements provide that, in the event of a termination, other than for death, disability, normal retirement or upon a change in control, then-vested options will be exercisable by the option holder for the lesser of (i) 90 days from the first day after the date of termination or (ii) the remaining term of the option. Upon an optionee’s termination as a result of death or disability, then-vested shares will remain exercisable for the lesser of (i) one year from the first day after the date of termination or (ii) the remaining term of the option. Additionally, if a change in control occurs, the option agreement provides that the options will accelerate and vest immediately prior to the consummation of the change in control, and our Board or committee that is responsible for administering the plan has discretion to provide that, upon termination in connection with a change in control, the optionees will receive (i) payment of an amount equal to the excess, if any, of the fair market value of the vested but unexercised option shares over the aggregate exercise price of such option shares, and/or (ii) issuance of substitute awards for the vested but unexercised portion of the option.

With respect to performance share awards, in the event of a participant’s termination, other than as set forth below, any performance shares, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. If, during the performance period, the participant ceases to be employed by us as a result of the participant’s permanent disability or death, by reason of a Compensation Committee-approved retirement, or the participant’s employment is terminated by us other than for cause, the participant will be entitled to receive a prorated portion of the shares earned pursuant to the performance share award, determined at the end of the performance period based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period. In the event of a change in control, the performance shares will vest and be paid out at the target award level contemporaneous with the consummation of the change in control.

With respect to restricted stock awards, in the event of a participant’s employment termination, other than as set forth below, any unvested restricted shares will be forfeited and the holder shall forfeit such shares. In the event of a participant’s death or permanent disability, a Compensation Committee-approved retirement, or immediately prior to the occurrence of a change in control, all unvested shares of restricted stock will automatically vest, and in the event of a participant’s termination by us without cause, the vesting schedule is accelerated by three months.

Definitions

For purposes of the above-described agreements, plans and arrangements, the following definitions apply:

1. “Change in Control” is defined in the Employment Agreements and the Separation Plan to mean the occurrence of any of the following: (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of our assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of our outstanding Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were our directors before such election or their nominees cease to constitute a majority of our Board.

2. “Change in Control” is defined in the stock option agreements, restricted stock award agreements and performance share award agreements to mean (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha’s assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board, and, with respect to the stock option agreements, any other event specified by our Board or a committee designated by the Board.

3. “Good Reason” is defined in Mr. Quillen’s Employment Agreement to mean a termination of employment by him because of: (i) the assignment to him of any significant duties materially inconsistent with his status as an officer of Alpha or a substantial diminution in the nature of his responsibilities or status (including, without limitation, being required to report to any person other than the Board without his prior written consent), (ii) a material breach by Alpha of any material provision of his Employment Agreement, (iii) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (iv) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services.

4. “Good Reason” is defined in Mr. Crutchfield’s Employment Agreement to mean a termination of employment by him because of: (i) a material reduction in his (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting him and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide him with the opportunity to materially participate in any material equity-based plans on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in his position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in his position, authority, duties or responsibilities, including without limitation, him being required to report to any person other than the Chief Executive Officer, except in connection with a termination of his employment with Alpha for permanent disability, employer cause, death or temporarily as a result of his incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services.

5. “Good Reason” is defined in our Separation Plan to mean a termination of employment by an employee because of: (i) a material reduction in employee’s (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting the employee and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide employee with the opportunity to materially participate in any material equity-based plans of the Company and its affiliates on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in employee’s position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in employee’s position, authority, duties or responsibilities, including without limitation, employee being required to report to any person other than their supervisor(s) (on the date of the commencement of their participation in the Separation Plan) or such other person of more senior rank and authority than such supervisor(s), except in connection with (A) a reassignment to a new job position, or (B) a termination of the employee’s employment with the Company for disability, cause, death, or temporarily as a result of employee’s incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of our executive’s office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our Board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services.

6. “Disability” is defined in the Separation Plan, and “Permanent Disability” is defined in the employment agreements, the restricted stock award agreements and performance share award agreements, to mean the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Alpha.

7. Under the terms of the Employment Agreements, “retirement” means the employee’s retirement at or after normal retirement age (either voluntarily or pursuant to Alpha’s retirement policy). Under the terms of the AIB, “retirement” means a termination of employment, after appropriate notice to the Company, (i) on or after the earliest permissible retirement date under a qualified pension or retirement plan of the Company or (ii) upon such terms and conditions approved by the Compensation Committee, or officers of the Company designated by the Board or the Compensation Committee. Under the terms of the performance share award agreements, “retirement” means the employee’s retirement at normal retirement age, as prescribed from time to time by our employment or retirement policies then in effect, or retirement under circumstances approved by a committee of our Board (either before or after retirement). Under the terms of the restricted stock award agreements, “retirement” means employee’s retirement under circumstances approved by our Compensation Committee.

8. Under the terms of the Employment Agreements and the Separation Plan, “employer cause” means termination of employment by Alpha for any of the following: (i) employee’s gross negligence or willful misconduct in the performance of the duties and services required of him, (ii) employee’s final conviction of, or plea of guilty or nolo contendere to, a felony or his engaging in fraudulent or criminal activity relating to the scope of his employment (whether or not prosecuted), (iii) a material violation of our Code of Business Ethics, (iv) any continuing or repeated failure to perform the duties as requested in writing by the employee’s supervisor(s) or the Board after employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (v) the commission of a felony or crime involving moral turpitude, (vi) conduct which brings Alpha and/or any of its affiliates or subsidiaries into public disgrace or disrepute in any material respect and (vii) with respect to Messrs. Quillen and Crutchfield, his material breach of any material provision of his Employment Agreement, provided that he has received written notice from Alpha and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. In all other cases, “cause” shall be as defined by our employment policies in effect at the time of termination.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table
(as of December 31, 2008)

Number of
Securities
	Number of				Remaining Available
	Securities to be				for Future Issuance
	Issued Upon		Weighted-Average		Under Equity
	Exercise of		Exercise Price of		Compensation
	Outstanding		Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected
	and Rights		and Rights		in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,514,360	(1)	$17.87	(2)	5,982,214	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,514,360		$17.87		5,982,214

(1)	Of this total, 519,984 are shares underlying outstanding stock options, 17,056 are share units, and 977,320 are performance shares (assuming performance at a maximum level).

(2)	The weighted average exercise price does not take into account the share units and performance shares.

(3)	The entire amount is available for awards under the 2005 Long-Term Incentive Plan, including options. The 2005 Long-Term Incentive Plan authorizes the issuance of an aggregate of up to 8,838,841 shares (as restricted stock, restricted share units, performance grants, pursuant to the exercise of stock options or stock appreciation rights or in payment, or pursuant to the exercise, of such other awards as the Compensation Committee, in its discretion, may determine). The Company will not issue any additional awards under the 2004 Long-Term Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our Common Stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Approval Procedures.  Whenever a director or executive officer of the Company has any question about whether he or she (or an immediate family member) has an indirect material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the General Counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:

•	Prior to entering into a transaction covered by the policy, notice will be given to our General Counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our General Counsel will assess whether the proposed transaction is a related person transaction for purposes of the policy.

•	If our General Counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at the next committee meeting or, in those instances in which our General Counsel, in consultation with our Chief Executive Officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our Chairman of the Audit Committee (who will possess delegated authority to act between committee meetings).

•	Our Chairman of the Audit Committee or our Audit Committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our Chairman of the Audit Committee or our Audit Committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our General Counsel who will communicate their decision to the appropriate persons at Alpha. In the event our Chairman of the Audit Committee reviews the proposed transaction and makes a decision with respect thereto, he will report the same to our Audit Committee at its next meeting.

Ratification Procedures.  In connection with this process or otherwise, if our Chief Executive Officer, Chief Financial Officer, or General Counsel becomes aware of a “related person” transaction that has not been previously approved or ratified under our policy, the following steps are taken:

•	If the transaction is pending or on-going, it will be submitted to our Chairman of the Audit Committee or Audit Committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•	If the transaction is completed, our Chairman of the Audit Committee or Audit Committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our General Counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions.  At our Audit Committee’s first meeting of each fiscal year, our committee will review any previously approved or ratified “related person” transactions that remain on-going. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.

Since January 1, 2008, no related person transactions have occurred where our policies and procedures then in effect did not require review, approval or ratification or where such policies and procedures were not followed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on a review of the copies of the Form 3, 4, and 5 reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2008, except as follows: (i) Mr. Draper did not timely file a Form 4 reflecting the acquisition of 77 share units on June 30, 2008; (ii) Mr. Buerger did not timely file a Form 4 reflecting the acquisition of 57 share units on June 30, 2008; and (iii) Mr. Fox did not timely file a Form 4 reflecting the acquisition of 38 share units on June 30, 2008.

AUDIT COMMITTEE REPORT

Our Audit Committee is responsible for monitoring the quality, reliability and integrity of our accounting policies and financial statements; overseeing our compliance with legal and regulatory requirements; and reviewing the independence, qualifications and performance of our internal and external auditors. Management has primary responsibility for the preparation of our financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the independent accountants are responsible for expressing an opinion on the financial statements. Our Audit Committee monitors and oversees all of these processes.

Our Audit Committee has discussed with KPMG LLP its independence from us and our management, and has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. In addition, our Audit Committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which was superseded by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees)

Our Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from us and our management. The committee has reviewed with the independent accountants and the Director of Internal Audit the scope and plans for their respective audits.

Our Audit Committee has met and discussed with management and the independent auditor the fair and complete presentation of our consolidated financial statements. The committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, and our Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor.

Based on the foregoing reviews and discussions, our Audit Committee recommended to our Board the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. In addition, the committee has selected KPMG LLP as our independent auditor for 2009.

The committee’s charter is available on our website at www.alphanr.com.

The Audit Committee

Glenn A. Eisenberg, Chairman
Mary Ellen Bowers
John S. Brinzo
Hermann Buerger

April 6, 2009

PROPOSAL 2 — AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

The Board has approved and recommends that the stockholders adopt an amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) in order to increase the total authorized shares of Common Stock of the Company, par value $.01 per share, from 100 million to 200 million.

The Company is currently authorized to issue 100 million shares of Common Stock, par value $.01 per share, and 10 million shares of preferred stock, par value $.01 per share. The proposed Amendment will increase the number of shares of Common Stock the Company is authorized to issue from 100 million to 200 million. It will not affect the number of shares of preferred stock the Company is authorized to issue. The text of the Amendment is attached as Appendix A to this proxy statement. To the extent the summary description below differs from the text of the Amendment attached as Appendix A, the text of the Amendment governs.

To effect the increase in authorized shares of our Common Stock, it is proposed that Section 4.1 of Article IV of our Restated Certificate of Incorporation be restated in its entirety as follows:

“4.1 Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, each with a par value of $.01 (the “Common Stock”) and (ii) Ten Million (10,000,000) shares of preferred stock, each with a par value of $.01 (the “Preferred Stock”).”

As of March 23, 2009, 70,875,908 shares of Common Stock were issued and outstanding, and 7,023,129 shares of Common Stock are reserved for issuance under the Company’s equity incentive plans and 6,969,691 shares are reserved for issuance under the 2.375% Convertible Senior Notes due 2015 (the “Convertible Notes”). As of March 23, 2009, there were no issued and outstanding shares of Preferred Stock.

Purpose for the Proposed Increase to the Number of Shares of Common Stock.  As of March 23, 2009, the Company has 15,131,272 shares of Common Stock available for general corporate purposes, excluding shares reserved for issuance. As a general matter, the Board does not believe this is an adequate number of shares to assure that there will be sufficient shares available to respond to future business developments that will require the issuance of shares, including consummation of Common Stock-based financings, acquisition transactions involving the issuance of Common Stock, issuances of Common Stock under the Company’s equity compensation plans, stock splits or dividends and the issuance of Common Stock for other general corporate purposes. Although the Company has no present plans to issue additional Common Stock, except for shares reserved for future issuance under the Company’s equity plans and the Convertible Notes, approval of the proposed Amendment will allow the Company to act promptly in the event opportunities requiring the issuance of additional shares arise. The Board believes that if an increase in the authorized number of shares of Common Stock were postponed until a specific need arose, the delay and expense incident to obtaining approval of the Company’s stockholders at that time would significantly impair the Company’s ability to meet financing requirements or other objectives. Failure of the stockholders to approve the proposed Amendment would adversely affect the Company’s ability to pursue such opportunities. Furthermore, the Board believes that the authorization of 200,000,000 shares of Common Stock for issuance is reasonable in light of the number of shares of common stock authorized by those companies belonging to our compensation peer group, which companies are listed in “Executive Compensation — Compensation Discussion and Analysis.”

The issuance of the additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of Alpha. Although the Board has no present intention of doing so, the Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly and less likely. The proposed Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of Alpha, nor is the Board currently proposing to stockholders any anti-takeover measures.

The Amendment does not change the terms of the Common Stock. All shares of Common Stock, including those now authorized and those that would be authorized by the proposed Amendment, are equal in rank and have the same voting rights, the same rights to dividends and the same liquidation rights. However, stockholders should consider that additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

Authorized shares of Common Stock may be issued by the Board from time to time without further stockholder approval, except in situations where stockholder approval is required by state law or the rules of the New York Stock Exchange. Stockholders of the Company have no preemptive right to acquire additional shares of Common Stock, which means that current stockholders do not have a right to purchase any new issue of shares of Common Stock in order to maintain their proportionate ownership interest in the Company.

Reserved Shares upon Approval of the Amendment.  If this proposal is approved by the Company’s stockholders, we will have 115,131,272 shares of Common Stock available for general corporate purposes (after taking into account the number of shares outstanding and reserved for issuance as of March 23, 2009).

Effective Date

If the proposed Amendment is approved by stockholders, it would become effective upon the filing of the Certificate of Amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State, which filing would occur promptly after the Annual Meeting. Other than the amendments discussed herein, there will be no other substantive changes to the Company’s Restated Certificate of Incorporation.

Required Vote

The affirmative vote of a majority of the shares of outstanding Common Stock entitled to vote on the subject matter is required to approve the proposal to amend the Company’s Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP to be our independent auditors for the fiscal year ending December 31, 2009. The stockholders are being asked to ratify this appointment at the Annual Meeting. A representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by KPMG LLP during those periods:

	2008	2007

Audit Fees[1]	$1,759,000	$1,675,000
Audit-Related Fees[2]	$310,620	$30,000
Tax Fees	—	—
All Other Fees	—	—
Total	$2,069,620	$1,705,000

1 Audit Fees.  The fees for professional services rendered for the audit of our annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, to the extent applicable to Alpha in 2008 and 2007. The fees do not include out-of-pocket expenses reimbursed by the Company for 2008 and 2007 of $162,232 and $205,919, respectively.

2Audit-Related Fees.  The fees for assurance and related services are reasonably related to the performance of the audit or review of financial statements of affiliated companies, and transactions involving the Company’s securities. The fees do not include out-of-pocket expenses reimbursed by the Company for 2008 of $2,566.

Our Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our Audit Committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Chairman of the Audit Committee or our Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our Chairman of the Audit Committee to obtain his or her approval. If such fees are in excess of $100,000, management must seek the approval of the entire Audit Committee. All professional fees reported as “Audit-Related Fees” above were pre-approved by our Audit Committee or the Chairman of the Audit Committee, as applicable, in accordance with the policy.

Vote Required For Ratification

The Audit Committee was responsible for selecting our independent auditors for the fiscal year ending December 31, 2009. Accordingly, stockholder approval is not required to appoint KPMG LLP as our independent auditors for fiscal year 2009. Our Board believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. Our Audit Committee is solely responsible for selecting our independent auditors. If the stockholders do not ratify the appointment, our Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of KPMG LLP as our independent auditors requires the affirmative vote of holders of a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009

OTHER BUSINESS

The Board does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.  Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for our 2010 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 7, 2009, unless the date of our 2010 Annual Meeting is changed by more than 30 days from May 20, 2010, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals.  Our bylaws include requirements that stockholders must comply with in order to nominate persons for election as directors or to propose business to be considered at an Annual Meeting. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement. Our bylaws require that, in order for a stockholder to nominate a person for election to the Board or propose business to be considered by the stockholders at an Annual Meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to our corporate Secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, and must be a stockholder of record at the time of giving the notice. The notice must specify (i) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the Annual Meeting if the person were a nominee included in that proxy statement, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director, (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on our books and of the beneficial owner, and the class and number of our shares of stock owned beneficially and of record by the stockholder and the beneficial owner. Our bylaws require the notice to be given not earlier than December 7, 2009 and not later than January 6, 2010, unless the date of the Annual Meeting is more than 30 days before or after May 20, 2010, in which case the notice must be given not earlier than 120 days prior to the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following public announcement of the date of the 2010 Annual Meeting. If the number of directors to be elected at the 2010 Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board by December 24, 2009, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by our Secretary not later than the close of business on the 10th calendar day following the date of our public announcement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Alpha and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, through our website, www. alphanr.com, or by calling 1-866-869-5338. Alternately, you can make your request in writing to: Shareholder.com, Mail Fulfillment, 8 Clock Tower Place, Maynard, MA 01754.

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE PRACTICES AND
POLICIES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Practices and Policies, Code of Business Ethics, and the charters of the Audit, the Compensation, and the Nominating and Corporate Governance Committees, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding Common Stock are posted on and may be obtained through our website, www.alphanr.com, or may be requested in print, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attention: Investor Relations.

By Order of the Board of Directors,

VAUGHN R. GROVES
Senior Vice President, Secretary and
General Counsel

April 6, 2009
Abingdon, Virginia

APPENDIX A

CERTIFICATE OF AMENDMENT
TO

RESTATED CERTIFICATE OF INCORPORATION
OF

ALPHA NATURAL RESOURCES, INC.

ALPHA NATURAL RESOURCES, INC., a Delaware corporation having its registered office in Wilmington, Delaware, County of New Castle (hereinafter called the “Corporation”) hereby certifies this   day of          , 2009 to the Secretary of State of Delaware that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended such that Section 4.1 is hereby restated in its entirety as follows:

“4.1. Number of Shares.  The total number of shares of stock that the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, each with a par value of $.01 (the “Common Stock”) and (ii) Ten Million (10,000,000) shares of preferred stock, each with a par value of $.01 (the “Preferred Stock”).”

2. The above amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The effective time of the amendment to the Restated Certificate of Incorporation herein certified shall be May   , 2009.

ALPHA NATURAL RESOURCES, INC.

Name:     Vaughn R. Groves

Title:	Senior Vice President, Secretary and
General Counsel

A-1

Alpha Natural Resources, Inc.

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time, on May 19, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/anr • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR Items 1, 2, and 3.

1.	Election of nine directors each to hold office for a one-year term expiring at the annual meeting in 2010 and until their respective successors are elected and qualified.						+

	☐	Mark here to vote FOR all nominees			☐	01 - Mary Ellen Bowers
	☐	Mark here to WITHHOLD vote from all nominees			☐	02 - John S. Brinzo

	☐	For All EXCEPT - To withhold authority to vote for any individual nominee(s), mark “For All EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ■			☐	03 - Hermann Buerger
		For	Against	Abstain	☐	04 - Kevin S. Crutchfield
2.	To amend the Restated Certificate of Incorporation.	☐	☐	☐	☐	05 - E. Linn Draper, Jr.

3.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐	☐	06 - Glenn A. Eisenberg

					☐	07 - John W. Fox, Jr.

					☐	08 - Michael J. Quillen

					☐	09 - Ted G. Wood
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

■	C 1	1234567890 U P X 0 2	1	2	1 5 1	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>      010MSD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ALPHA NATURAL RESOURCES, INC.	+
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Alpha Natural Resources, Inc. (the “Company”) hereby appoints Michael J. Quillen, Eddie W. Neely and Vaughn R. Groves, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Martha Washington Inn, located at 150 West Main Street, Abingdon, Virginia 24210, on Wednesday, May 20, 2009, at 8:30 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.
THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
You are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
■	+